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                                                                     EXHIBIT 4.1


                       STOCK & ASSET PURCHASE AGREEMENT


     This STOCK & ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated August 13, 2001, by and among IMPERIAL SUGAR COMPANY, a Texas corporation ("IMPERIAL"), SAVANNAH FOODS & INDUSTRIES, INC., a Delaware corporation ("SFI"), MICHIGAN SUGAR COMPANY, INC., a Michigan corporation (the "COMPANY"), RAGUS HOLDINGS, INC., a Delaware corporation ("RAGUS"), and MICHIGAN SUGAR BEET GROWERS, INC., a Michigan Agricultural Cooperative ("BUYER").

                                  WITNESSETH:

     WHEREAS, Imperial owns all of the issued and outstanding capital stock of SFI, and SFI owns, or will own at closing, all of the issued and outstanding capital stock of the Company and of Great Lakes Sugar Company, an Ohio corporation ("GREAT LAKES"); and

     WHEREAS, Imperial owns all of the issued and outstanding capital stock of Ragus, and Ragus owns certain intellectual property which is licensed to and used in the operations of the Company; and

     WHEREAS, Imperial, Ragus, SFI, and the Company are debtors in cases instituted under Chapter 11 of the Bankruptcy Code (as hereinafter defined), which have cases numbers as follows: Imperial, 01-0143; Ragus, 01-0166; SFI, 01-0167; and the Company, 01-0164 (together the "CASES"), and are pending before the Court (as hereinafter defined);

     WHEREAS, SFI desires to sell to Buyer all of the issued and outstanding capital stock of the Company, and Buyer desires to purchase all of the issued and outstanding capital stock of the Company (the "CAPITAL STOCK"), upon the terms and subject to the conditions set forth herein (hereinafter, such stock purchase is sometimes referred to as the "STOCK ACQUISITION"); and

     WHEREAS, in connection with and after said Stock Acquisition, Ragus desires to sell to Buyer certain intellectual property licensed to and used in the operations of the Company, and Buyer desires to purchase said property (the "RAGUS ASSETS"), upon the terms and subject to the conditions set forth herein (hereinafter, such purchase is sometimes referred to as the "RAGUS ASSETS ACQUISITION"); and

     WHEREAS, at or before closing, SFI shall cause all of the issued and outstanding stock of Great Lakes (the "GREAT LAKES STOCK") and now owned by the Company to be transferred from the Company to SFI, so that the Great Lakes Stock shall not be owned by the Company, but shall be owned by SFI, at the time of the closing of the Stock Acquisition; and

     WHEREAS, in connection with and after said Stock Acquisition, SFI desires to sell or cause to be sold to Buyer the Great Lakes Stock, and Buyer desires to purchase the Great Lakes Stock, upon the terms and subject to the conditions set forth herein (hereinafter, such stock purchase is sometimes referred to as the "GREAT LAKES STOCK ACQUISITION"); and

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     WHEREAS, in connection with the purchases and sales contemplated hereby, the Buyer has entered into certain ancillary agreements with Imperial and/or certain subsidiaries of Imperial concerning the post-closing operations of the Company, all on the terms and conditions as set forth hereinafter.

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     In addition to terms used and otherwise defined herein, as used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:

     1.01 "AFFILIATE" of a specified Person means a Person that directly or indirectly controls or is controlled by, or is under common control with, the Person specified.

     1.02 "ANCILLARY AGREEMENTS" means the Marketing Agreement attached hereto as Exhibit A; the Facility Lease Agreement attached hereto as Exhibit B; and, the Factories Management Agreement attached hereto as Exhibit C.

     1.03 "BANKRUPTCY CODE" shall mean Title 11 of the United States Code,
(S)(S) 101, et seq., as amended and in effect on the Petition Date.

     1.04 "BASE INVENTORY AMOUNT" means $_______________.

     1.05 "BEET PROCESSING FACILITIES" means the sugarbeet processing facilities located in Caro, Carrollton, Croswell, and Sebewaing, Michigan.

     1.06 "BUSINESS" means the business conducted by the Company immediately prior to the Closing relating to the processing of sugar beets and the manufacturing of sugar and related by-products.

     1.07 "BUSINESS KNOW-HOW" means manufacturing and other know-how, trade secrets, formulas, processes, Product formulations and specifications, ingredient lists, packaging and labeling specifications, business information, including customer lists, and all books and records relating to any of the foregoing. Business Know-How shall not include the Ragus Assets, or any intellectual property associated therewith. Business Know-How shall not include a method of processing water devised by the Company, "CARO WATER PROCESSING PROCESS" (See Schedule 8.3).

     1.08 "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code provision shall be interpreted to include any revision of or successor to such provision regardless of how numbered or classified.

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     1.09 "COURT" shall mean the United States District Court for the District of Delaware having jurisdiction over the Cases and, to the extent of any reference under Section 157, Title 28, United States Code, the unit of such District Court constituted under Section 151, Title 28, United States Code.

     1.10 "FINAL ORDER" shall mean (i) an order of the Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) if an appeal, write of certiorari, reargument or rehearing thereof has been filed or sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.11 "INTERIM ORDER" shall mean a order of the Court to be entered in the Cases in substantially similar form as attached hereto as Exhibit D.

     1.12 "INVENTORY" means, as of any date, all refined sugar and by-products of the sugar manufacturing process held for sale, work in process, product specific raw materials, supplies and ingredients, packaging materials and labels, in each case that are held or used exclusively in connection with the Business as of such date. Inventory shall not include any finished Products inventory as of the date of Closing, nor shall it include any Products produced during the 2000 processing campaign

     1.13 "INVENTORY AMOUNT" means the total book value (as defined in accordance with General Accounting Principles) of the Inventory as of the close of business on the Closing Date calculated in accordance with Schedule 1.13.

     1.14 "LIABILITY" means any liability, obligation, debt, undertaking or commitment of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

     1.15 "PERSON" means any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust unincorporated organization, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

     1.16 "PETITION DATE" shall mean January 16, 2001, the date on which the Cases were commenced in the Court.

     1.17 "PRODUCTS" means the products identified on Schedule 1.17 attached hereto.

     1.18 "SALE ORDER" shall mean a Final Order of the Court which, among other things,

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contains the provisions described in Section 9.9 and is otherwise in form and substance reasonably satisfactory to Buyer and Seller.

     1.19 "SENIOR SECURED LENDERS" means the senior secured lenders of Imperial and/or any of its Affiliates listed on attached Schedule 1.19.

     1.20 "TRADEMARKS" means any words, names, logos, symbols, designs or devices or any combination thereof, whether or not registered, used to identify and distinguish the Products from those manufactured or sold by others and to indicate the source of the goods. Trademarks shall not include the Ragus Assets (as described in Schedule 4.1) or any intellectual property associated therewith.

     1.21 "TRANSFER TAXES" means any tax, and all sales and use, excise, value added, transfer, stamp, recording, documentary, registration, conveyancing or similar taxes, duties or other expenses related to the transactions contemplated by this Agreement.


                                   ARTICLE 2

                    PURCHASE AND SALE OF THE CAPITAL STOCK

     2.1 Purchase and Sale of Stock. On the terms and subject to the conditions of this Agreement and at the Closing, SFI shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from SFI, the Capital Stock.

     2.2 Consideration Paid at Closing. At Closing, Buyer shall pay to SFI in immediately available certified funds by federal reserve wire transfer the "CLOSING DATE PURCHASE PRICE", which shall be (i) $55,000,000, plus (ii) a sum equal to the "NET WORKING CAPITAL" as such term or phrase is defined in Section 7.2,which Closing Date Purchase Price shall be payable and subject to further adjustment as set forth in Section 7.2.

     2.3 Consideration Paid After Closing. After Closing, Buyer shall pay to SFI, in immediately available certified funds by federal reserve wire transfer, the following sums as follows: within sixty (60) days after the end of each of the Company's fiscal years then ended (which year end is the 30th day of September) a deferred obligation as a percentage of the "AGGREGATE NET SELLING PRICE" (defined below) for the fiscal year of Buyer then ended as follows:

          2.3.1 One percent (1%) of the Aggregate Net Selling Price for the fiscal year ended September 30, 2002;

          2.3.2 Two percent (2%) of the Aggregate Net Selling Price for the fiscal year ended September 30, 2003;

          2.3.3 Three percent (3%) of the Aggregate Net Selling Price for the fiscal year ended September 30, 2004; and

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          2.3.4  For  each fiscal year after 2004 , three percent (3%) of the
Aggregate Net Selling Price for the fiscal year ended September 30 of each year, said amount due and payable 60 days after the close of each fiscal year ending September 30, until the sum of Ten Million Dollars ($10,000,000), in the aggregate, has been paid under this Section 2.3.

          2.3.5 The term or phrase "AGGREGATE NET SELLING PRICE" shall be calculated in accordance with normal procedures of the Company as per the 2000 Grower Contract times the total volume of sugar as of the end of the fiscal year.

     2.4 Interest on Consideration Paid After Closing. Interest shall accrue on the outstanding principal balance due to be paid after Closing pursuant to
Section 2.3 (initially, at Closing, the amount due is Ten Million Dollars ($10,000,000.00)) at the annual interest rate of nine percent (9%) per annum from the date of Closing until the time as the entire amount due under Section
2.3 (Ten Million Dollars ($10,000,000.00) in the aggregate) has been paid in full. Accrued interest shall be due and payable annually on the same date a payment is due under Section 2.3 and shall be paid in immediately available certified funds by federal reserve wire transfer.

     2.5 Subordination to Buyer's Senior Debt; Security for Post-Closing Covenants.

     SFI agrees that the payment of amounts due under Sections 2.3 and 2.4 shall be subordinate only to "BUYER'S SENIOR DEBT" which is listed on attached
Schedule 2.5 and only as set forth below in this Section 2.5(a). Any payments under Sections 2.3 and 2.4 not made on schedule due solely to the subordination to the Buyer's Senior Debt shall be deferred and tacked on the end of the payment schedule. So long as Buyer is current in the payment of Buyer's Senior Debt, whether through actual payment or through waiver of payment by the lender or lenders, Buyer shall timely pay all payments due and payable under Sections
2.3 and 2.4 as the same become due and payable. If the holder of any Buyer's Senior Debt declares a default which is not remedied or waived in accordance with the Buyer's Senior Debt instrument, then SFI agrees that, only for so long as Buyer's Senior Debt shall remain in default, Buyer's payment of all payments becoming due and payable under Sections 2.3 and 2.4 after the date of acceleration of all of Buyer's Senior Debt shall be subordinate to Buyer's payment of Buyer's Senior Debt and shall not be paid by Buyer until the business day following the payment, cancellation or other satisfaction of Buyer's Senior Debt.

     2.6 Default Rate. If any payment due and payable under Sections 2.3 and/or 2.4 is not paid on the date such payment is due and payable and such nonpayment is not cured within thirty days after written notice is provided to Buyer by SFI, then such nonpayment shall constitute an event of default under this Agreement, and interest shall accrue on the amount not paid timely at the annual interest rate of twelve percent (12%) per annum (THE "DEFAULT RATE") from the date such payment was due and payable to the date such payment is actually made. In the event Buyer fails to make a payment due under Sections
2.3 and 2.4 that would, if made, cause a default under Buyer's Senior Debt obligations, said failure to make a payment in those sole circumstances shall not, for purposes of paragraphs 3.2 and 4.2 of this Agreement, be an event of default, but such payment shall bear interest at the Default Rate from the date such

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payment was otherwise due, subsequent to a period of thirty days to cure, until the date payment is actually paid.

     2.7 Earnest Money Deposit. Buyer shall pay to SFI a non-refundable earnest money deposit of Five Hundred Thousand Dollars ($500,000) within thirty
(30) days after the execution of this Agreement by all parties hereto. If Closing occurs on or before March 1, 2002, the deposit shall be applied against the portion of the purchase price due to be paid by Buyer to SFI at Closing under Section 2.2. If Closing does not occur on or before March 1, 2002, then the earnest money deposit shall remain the property of SFI.

     2.8 Great Lakes Stock. Notwithstanding anything to the contrary in this Agreement, SFI shall cause all of the Great Lakes Stock now owned by the Company to be transferred at or before closing from the Company to SFI, so that the Great Lakes Stock shall not be owned by the Company at the time of the Closing of the Stock Acquisition, but shall be owned by SFI.


                                   ARTICLE 3

                        USE OF THE GREAT LAKES ASSETS &
                   SALE OF THE GREAT LAKES STOCK POST-CLOSING

     3.1 Use of the Great Lakes Assets Post-Closing. After Closing, Buyer shall be allowed to utilize Great Lakes' facilities at Findlay, Ohio, and at Fremont, Ohio, for the storage and handling of sugar of the Buyer pursuant to the provisions of the Marketing Agreement on a non-exclusive basis as available at through-put costs until the end of the term of the Marketing Agreement or until the Great Lakes Stock is transferred to the Buyer as set forth in Section
3.2 below, whichever first occurs. Upon and after such time as the Great Lakes Stock is conveyed to the Buyer under Section 3.2 below, Imperial and its Affiliates each shall have the same rights to use the facilities of Great Lakes on the same terms and for the same purposes as the Buyer as set forth in the Marketing Agreement until the expiration or termination of the Marketing Agreement.

     3.2 Sale of the Great Lakes Stock Post-Closing. On the tenth business day after the date on which all amounts due and payable by Buyer to SFI under Sections 2.3 and 2.4 are paid in full (the "GREAT LAKES STOCK SALE CLOSING DATE"), SFI shall transfer, or shall cause the transfer of, good and marketable title to the Great Lakes Stock to Buyer for the total consideration of One Dollar ($1.00). Should any payment due and payable under Sections 2.3 and/or
2.4 not be paid on the date such payment is due and payable and such payment is not deferred under Section 2.5 or cured within thirty days after written notice is provided to Buyer by SFI if not so deferred, then SFI shall have the right to accelerate its remaining obligations under Sections 2.3 and 2.4. In the event Buyer does not pay in full the remaining obligation as it becomes due and payable, SFI shall have no further obligation to transfer the Great Lakes stock to Buyer.

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                                   ARTICLE 4

                 USE AND SALE OF THE RAGUS ASSETS POST-CLOSING

     4.1 Use of the Ragus Assets Post-Closing. Effective upon the consummation of the Closing on the Closing Date, Ragus hereby grants to Buyer for no additional consideration an exclusive license to the Company to use the Ragus Assets described on attached Schedule 4.1 in connection with the Company's marketing, sale and distribution of the Company's products; provided, however, that Ragus may cancel and revoke such license if any payment due and payable under Sections 2.3 and/or 2.4 is not paid on the date such payment is due and payable and is not deferred under section 2.5, and such nonpayment is not cured within thirty days after written notice is provided to Buyer by SFI.

     4.2 Sale of the Ragus Assets Post-Closing . On the Great Lakes Closing Sale Date, Ragus shall transfer good and marketable title to the Ragus Assets to Buyer for the total consideration of One Dollar ($1.00). Should any payment due and payable under Sections 2.3 and/or 2.4 not be paid on the date such payment is due and payable and such payment is not deferred under Section 2.5 or cured within thirty days after written notice is provided to Buyer by SFI if not so deferred, then SFI shall have the right to accelerate its remaining obligation under Sections 2.3 and 2.4. In the event Buyer does not pay in full the remaining obligation as it become due and payable, SFI shall have no further obligation to transfer the Ragus Assets to Buyer.

     4.3 Allocation of Purchase Price. The purchase price paid for the Ragus Assets shall be as reasonably determined by Buyer. Neither Buyer nor SFI, nor any Affiliate of either, unless required to do so by applicable law, shall knowingly take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation under this
Section 4.3. Buyer and SFI shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least 60 days prior to filing such returns and shall discuss any modification by the receiving party.

     4.4 No Liability Assumed in Connection with Sale of the Ragus Assets. Buyer shall not assume any Liability associated with the business and operations of Ragus.


                                   ARTICLE 5

                         OTHER POST-CLOSING AGREEMENTS

     5.1 Marketing. Imperial and Buyer have entered into a Marketing Agreement, attached as Exhibit A, under which Imperial agrees to handle sales and marketing of all sugar for Buyer for a period of ten (10) years at a marketing management fee and on the terms set forth in said agreement. Said Marketing Agreement shall operate separately and independently from this Agreement, and shall survive any termination or expiration of this Agreement.

     5.2 By-Products. As of the Closing date, Buyer shall retain ownership of and shall be

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responsible for the sales and marketing of all by-products of the sugar refining process commencing with the 2001 sugarbeet crop, subject to marketing contracts which are in effect as of April 1, 2001, and subject to such marketing contracts as the Buyer shall establish.

     5.3  Year 2000 Crop Payment / Repair and Maintenance.

          5.3.1 April, 2001 Payment under the Year 2000 Grower Contract: Buyer acknowledges that the Company has caused to be paid to each grower who contracted with the Company for the 2000 sugarbeet crop a sum equal to Two and One-Half Dollars ($2.50) per ton of such grower's sugarbeets. Between now and the date of Closing, the Company shall apply an amount equal to Two and One-Half Dollars ($2.50) per ton of sugarbeets toward the "YEAR 2001 REPAIR AND MAINTENANCE COSTS" (as described in Schedule V of the Facility Lease Agreement attached as Exhibit B) incurred after March 22, 2001. Buyer acknowledges, on behalf of the Buyer and no other person or entity, that the payment to growers and the application of monies by the Company towards the Year 2001 Repair and Maintenance Costs provided for in this Section 5.3.1 together constitute full satisfaction of the Company's obligations for, or related to, the April, 2000 payment due or to become due under the "YEAR 2000 GROWER CONTRACT". The "Year 2000 Grower Contract" as used herein is defined as the contracts entered into by the Company and the growers for the purchase of sugar beets for processing at the Company's facilities for the fiscal year 2000.

          5.3.2 October, 2001 Payment under the Year 2000 Grower Contract: The Company shall apply an amount equal to Two and One-Half Dollars ($2.50) per ton of sugarbeets toward the Year 2001 Repair and Maintenance Costs incurred after March 2001, and Buyer acknowledges, on behalf of the Buyer and no other person or entity, that this application of monies satisfy the Company's obligations for, or related to, the October 2001 payment due or to become due under the Year 2000 Grower Contract. In the event the Buyer is able to borrow funds equal in an amount equal to the Two and One-Half Dollars ($2.50) per ton of sugarbeets under the Year 2000 Grower Contract which is to be applied by the Company to the Year 2001 Repair and Maintenance Costs, the proceeds from such loan may be paid to the Company for application toward the Year 2001 Repair and Maintenance costs, and the Company will then pay such Two and One-Half Dollars ($2.50) per ton of sugarbeets directly to the growers under the Year 2000 Grower Contract.


          5.3.3 Repair and Maintenance Budget/Cap/Excess: The Year 2001 Repair and Maintenance Costs are currently budgeted not to exceed Eighteen Million Dollars ($18,000,000). The Company shall consult with Buyer regarding the
ongoing Year 2001 Repair and Maintenance budget.   The balance of the Year 2000
beet payment due to be paid by the Company under the 2000 Grower Contract shall be applied by the Company toward the Year 2001 Repair and Maintenance Costs, except that no more than one-third of such Year 2001 Repair and Maintenance Costs shall be borne by the Company. Any portion of the Year 2001 Repair and Maintenance Costs exceeding the amounts applied by the Company shall be borne by the Buyer but only up to a collective total of Eighteen Million Dollars

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($18,000,000).  Thereafter, any Year 2001 Repair and Maintenance Costs in excess of Eighteen Million Dollars ($18,000,000) shall be borne by the Company. Any excess funds applied to the Year 2001 Repair and Maintenance Costs but not required for Year 2001 Repair and Maintenance Costs shall be paid to the growers and the Buyer pro rata based on the source of the funds. Any amounts applied by the Company to Year 2001 Repair and Maintenance Costs may be recovered by the Company as provided in Article 6 below.


                                   ARTICLE 6

            OPERATIONS OF THE COMPANY & GREAT LAKES PENDING CLOSING

     6.1 Operations by the Company Pending Closing. SFI shall cause the Company to operate in keeping with its normal business practices until Closing, subject to the conditions set forth in this Article 6 and elsewhere in this Agreement:

          6.1.1 The Company shall not be obligated to operate any one of the Beet Processing Facilities at a projected operating level which would produce a loss at normal operating levels and in keeping with past practices of the Company; provided, however, that, prior to materially changing the operating levels at a factory, the Company confers with the Buyer and provides ten (10) day's notice to the Buyer and an opportunity to cover such loss.

          6.1.2 Operations during the period between March 22, 2001 and October 1, 2001 shall reflect the Repair and Maintenance and grower payments as set forth in section 5.3 hereof provided that, if the Buyer does not close the Proposed Transaction by February 28, 2002, Buyer shall reimburse to the Company the amounts the Company applied to the Repair and Maintenance Costs as described in section 5.3 no later than April 1, 2002.

          6.1.3 In the event Closing has not occurred by October 1, 2001, the ownership of harvested beets and refined sugar and by-products shall be retained by the Buyer. The Company has leased certain assets of the Company to Buyer upon the terms set forth in the Facility Lease Agreement, attached as Exhibit B, which allows Buyer to place the sugar under CCC loans. The Company, as agent for Buyer, and in a manner set forth in the Factories Management Agreement, attached as Exhibit C, has agreed to manage the assets and process and market the sugar at the expense of Buyer together with a management fee of Four Dollars ($4.00) per ton of beets delivered, which expense and fee shall be withheld from the proceeds of the sale of sugar before remitting the balance to the Buyer provided, however, that the proceeds are deposited in a separate account as set forth in the Marketing Agreement, Exhibit A. There shall not be a separate sales and marketing fee while a management fee due to the Company is applicable under the Factories Management Agreement. The Facility Lease Agreement, Factories Management Agreement and Marketing Agreement shall become effective upon approval by the Court and, upon approval, shall operate separately and independently from this Agreement and shall survive any termination or
expiration of this Agreement.   The Buyer and Imperial have entered into a
Security Agreement and Assignment of Accounts (hereinafter "Security Agreement") which has been incorporated into, and made a part of, the Factories Management Agreement, the Marketing Agreement, and the Facility Lease as the first addendums thereto. The Security Agreement, under which the Buyer has agreed to grant all of

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its rights to certain accounts receivables and inventory to secure Buyer's obligations under the Factories Management Agreement, the Marketing Agreement, and the Facility Lease, is attached hereto and made a part hereof as Exhibit E.


                                   ARTICLE 7

                       CLOSING OF SALE OF CAPITAL STOCK;
                      PRICE ADJUSTMENT; CLOSING CONDITIONS

     7.1  Closing.

          7.1.1 The closing (the "CLOSING") of the purchase of Capital Stock shall be held at the offices of Michigan Sugar Company in Saginaw, Michigan, at 10:00 a.m., local time, August 30, 2001, or on the later to occur of (i) the first Friday following the 45th day from date of approval of the Interim Order in accordance with this Agreement or (ii) the first Friday following the 10th day from the date of the Final Order in accordance with this Agreement, or, if the conditions to Closing set forth in Section7.3 shall not have been satisfied or waived by such date, on the third business day following satisfaction of such conditions, or on such other date as the parties mutually agree, but not later than February 28, 2002. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE," and the Closing shall be deemed effective as of the close of business on the Closing Date.

          7.1.2 At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to SFI (a) by federal reserve wire transfer to U.S. bank accounts designated in writing by SFI immediately available funds in an aggregate amount equal to the Closing Date Purchase Price,
(b) certified copies of resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the other agreements contemplated hereby, (c) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the Ancillary Agreements and
(d) a short-form certificate of good standing of Buyer, certified by the Secretary of State of Buyer's state of incorporation as of a date not more than three business days prior to the Closing Date.

          7.1.3 At the Closing, subject to and on the terms and conditions set forth in this Agreement, SFI shall deliver or cause to be delivered to Buyer (a) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer evidencing and effecting the sale and transfer to Buyer of the Capital Stock (it being, understood, however, that such instruments shall not require SFI, Imperial, any affiliate or any other Person to make any additional substantive representations, warranties or covenants, express or implied, not contained in this Agreement) and such other documents (including duly executed Ancillary Agreements) as are specifically required by this Agreement, (b) certified copies of resolutions duly adopted by SFI's board of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the other agreements contemplated hereby, (c) a certificate of the Secretary or an Assistant Secretary of

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

SFI as to the incumbency of the officer(s) of SFI (who shall not be such Secretary or Assistant Secretary) executing this agreement and the Ancillary Agreements and (d) a short-form certificate of good standing of SFI, certified by the Secretary of State of the state of its incorporation as of a date not more than three business days prior to the Closing Date.

          7.1.4 Except as provided in Section 12.7, at the Closing Date, SFI shall, and shall cause the Company to, deliver possession to Buyer all of the Company's tangible and intangible assets, except with respect to the Great Lakes
Excluded Assets and the Ragus Assets.   Prior to the Closing, except as
otherwise provided herein, SFI and Buyer shall agree on reasonable procedures to transfer possession of said assets to Buyer at Closing, or with the prior agreement of Buyer, as soon as practicable on or after the Closing.

     7.2  Purchase Price Adjustment - Post Closing.

          7.2.1 Within 25 days after the Closing Date, SFI shall prepare and deliver to Buyer a statement (in its final and binding form, the "WORKING CAPITAL STATEMENT") setting forth the "NET WORKING CAPITAL" of the Company, which term or phrase is defined as that amount which is equal to the Inventory Amount, plus the amount of other current assets to be transferred, minus the amount of any current liabilities assumed. In connection with the preparation of the Working Capital Statement, SFI shall take and prepare a physical count of the Inventory as of the close of business on the Closing Date. SFI shall provide Buyer with prior written notice reasonably in advance of SFI's taking such physical count. Representatives of Buyer shall be entitled to observe such physical count. During the 30 days immediately following Buyer's receipt of the Working Capital Statement, Buyer shall be permitted to review the working papers of SFI or its independent accountants relating to the Working Capital Statement. The Working Capital Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer unless Buyer gives written Notice of Disagreement to SFI prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by SFI, then the Working Capital Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of a Notice of Disagreement, SFI and buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. During such period, SFI shall have full access to the working papers of Buyer or its independent accountants prepared in connection with Buyer's preparation of the Notice of Disagreement. At the end of such 30-day period, SFI and Buyer shall submit to an accounting firm agreed to by SFI and Buyer (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Inventory Amount, which determination shall be binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and SFI (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Working Capital Statement shall become final and binding on Buyer and SFI on the date the Accounting Firm delivers it final resolution to the parties (which final resolution shall be delivered as soon as practicable, but in no event more than 30 days, following the selection of the Accounting Firm).

          7.2.2 The Closing Date Purchase Price shall be subject to adjustment, after Closing, as following:

          7.2.2.1 The Closing Date Purchase Price shall be either increased by the amount by which the Working Capital Amount, as determined in accordance with
Section 7.2.1, exceeds the Base Working Capital Amount or decreased by the amount by which the Base Working Capital Amount exceeds the Working Capital Amount, as determinated in accordance with Section 7.2.1 provided that Buyer shall not assume trade debt or pay for Working Capital in excess of eighty percent (80%) of the balance of current assets of the Company at Closing.

          7.2.2.2 The Closing Date Purchase Price, as adjusted in accordance with this Section 7.2.2, is referred to as, the "FINAL PURCHASE PRICE."

          7.2.3 If the Final Purchase Price is more than the Closing Date Purchase Price, within five business days after the Working Capital Statement becomes final and binding on the parties, Buyer shall make payment to SFI by wire transfer in immediately available funds in the amount of such difference, together with interest thereon at the prime rate as then in effect at Citibank (the "APPLICABLE RATE") calculated on the basis of the number of days elapsed by the Closing Date to the payment date.

          7.2.4 If the Final Purchase Price is less than the Closing Date Purchase Price, within five business days after both the Working Capital Statement becomes final and binding on the parties, Buyer shall be entitled to receive from the SFI the amount of such difference, together with interest thereon at the Applicable Rate.

          7.2.5  The fees and expenses of the Accounting Firm pursuant to this
Section 7.2 shall be borne 50% by Buyer and 50% by SFI.

     7.3  Conditions to Closing.

          7.3.1 Buyer's Obligation. The obligation of Buyer to purchase and pay for the Capital Stock is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          7.3.1.1 The representations and warranties of SFI made in this Agreement shall be true and correct as of the date hereof and, in all material respects, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and SFI shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by SFI by the time of the Closing, and SFI shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of SFI confirming the foregoing;

          7.3.1.2 No injunction or order of any court or administrative agency of competent jurisdiction shall be threatened, pending or in effect as of the Closing which (a) restrains or prohibits the purchase and sale of the Stock or the exercise by Buyer of control over the Assets, (b) restricts or would restrict Buyer in the operation of the Business or any Business operated by Buyer as of such date as a result of the Closing, (c) seeks to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, or (d) imposes or seeks to impose a material fine or other damage on Buyer as a result of the transactions contemplated by this Agreement, and there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the foregoing;

          7.3.1.3 SFI shall have obtained, or caused to be obtained, the Required Consents (as defined in Section 12.1.1) to the Imperial Contracts, the SFI Contracts and the Company Contracts required for the closing of the sale and transfer of the Capital Stock (as contemplated by Section 12.1.1);

          7.3.1.4 SFI shall have, or shall cause to be, removed, satisfied, released, discharged and otherwise extinguished, with no liability to Buyer or its affiliates, all mortgages, liens, security interests or other encumbrances of any nature on or affecting the Capital Stock and the Business and the assets, including any lien in favor of Harris Trust but excluding Permitted Liens, and SFI shall provide Buyer with such evidence of such removal satisfaction, release or extinguishment as Buyer may reasonably request;

          7.3.1.5 SFI shall have executed and delivered to Buyer the Ancillary Agreements and the other certificates, documents and instruments required to be delivered by SFI pursuant to Section 7.1.3;

          7.3.1.6 The Sale Order shall have been entered, and neither the Interim Order nor the Sale Order shall have been modified, amended, dissolved, revoked or rescinded in any respect;

          7.3.1.7 Buyer shall have obtained commitments for financing satisfactory to complete the proposed Transaction;

          7.3.1.8 Buyer shall have obtained commitments for the growing of sugar beets and for grower equity contributions sufficient to complete the purchase no later than September 15, 2001;

          7.3.1.9 All necessary permits, regulatory approvals and consents shall have been obtained; and

          7.3.1.10 Buyer shall be reasonably satisfied with the results of due diligence investigations (including financial, operational, environmental and title matters) relating to the Capital Stock and the Business to be acquired, and the Great Lakes Assets and the Ragus Assets acquired in the future, all said due diligence to be completed no later than thirty (30) days prior to the date of Closing.

     7.3.2 SFI's Obligation. The obligation of SFI to sell and deliver or cause to be sold and delivered the Capital Stock to Buyer is subject to the satisfaction (or waiver by SFI) as of the Closing of the following conditions:

          7.3.2.1 The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date hereof and, in all material respects, on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to SFI a certificate dated the Closing Date and signed by an officer of Buyer confirming the foregoing;

          7.3.2.2 No injunction or order of any court or administrative agency of competent jurisdiction shall be in threatened, pending or effect as of the Closing which (a) restrains or prohibits the purchase and sale of the Capital Stock, (b) seeks to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements or (c) imposes or seeks to impose a material fine or other damage on SFI as a result of the transactions contemplated by this Agreement, and there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in an of the foregoing;

          7.3.2.3 Buyer shall have executed and delivered to SFI the Ancillary Agreements and the other certificates, documents and instruments required to be delivered by Buyer pursuant to Section 7.1.2; and

          7.3.2.4 The Sale Order shall have been entered, and neither the Interim Order nor the Sale Order shall have been modified, amended, dissolved, revoked or rescinded in any respect; provided that, for purposes of this Section 7.3.2.4, the Sale Order need not be a Final Order.

     7.4  Conditions to the Transfer of the Great Lakes Stock.

          7.4.1 Conditions to Each Party's Obligations. Neither SFI nor Buyer shall be subject on the Great Lakes Stock Sale Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending a suit or proceeding by any Governmental Authority that seeks injunctive or other relief in connection with such transactions.

          7.4.2 Conditions to the Obligations of Buyer. The obligations of Buyer to purchase the Great Lakes Stock as contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by Buyer:
(a) all representations and warranties of SFI contained in Article 8 with respect to Great Lakes shall be true and correct in all material respects as of the Great Lakes Stock Sale Closing Date as though made as of such date, except for matters that do not individually or in the aggregate have a material adverse effect on the business of the Great Lakes; (b) SFI shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by SFI with respect to the sale and transfer of the Great Lake Stock at or prior to the Closing Date; and (c) to the extent the approval and/or release of any lien or security interest of one or more of SFI's lenders is required under applicable loan documents to permit SFI to effectuate the transfer contemplated hereby at Closing without a breach or default hereof or hereunder, each approval or release shall have been obtained prior to Closing.

          7.4.3 Conditions to the Obligations of SFI. The obligations of SFI to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by SFI: (a) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Great Lakes Stock Sale Closing Date as though made as of such date, except for matters that do not materially impair the ability of Buyer to perform its obligations under this Agreement; and (b) Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Great Lakes Stock Sale Closing Date .

     7.5  Conditions to the Transfer of the Ragus Assets.

          7.5.1 Conditions to Each Party's Obligations. Neither Ragus nor Buyer shall be subject on the Great Lakes Stock Sale Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending a suit or proceeding by any Governmental Authority that seeks injunctive or other relief in connection with such transactions.

          7.5.2 Conditions to the Obligations of Buyer. The obligations of Buyer to purchase the Ragus Assets contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by Buyer: (a) all representations and warranties of Ragus contained in Articles 8 with respect to the Ragus Assets shall be true and correct in all material respects as of the Great Lakes Stock Sale Closing Date as though made as of such date, except for matters that do not individually or in the aggregate have a material adverse effect on the Ragus Assets; and (b) Ragus shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by Ragus with respect to the sale and transfer of the Ragus Assets at or prior to the Closing Date.

          7.5.3 Conditions to the Obligations of Ragus. The obligations of Ragus to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived by SFI: (a) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Great Lakes Stock Sale Closing Date as though made as of such date, except for matters that do not materially impair the ability of Buyer to perform its obligations under this Agreement; and (b) Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Great Lakes Stock Sale Closing Date.


                                   ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES

          8.1  Authority; No Conflicts.

          8.1.1 Imperial represents and warrants that (i) Imperial is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) subject to approval of the Court, the Board of Directors of Imperial, and the Senior Secured Lenders, Imperial has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; (iii) Imperial has all requisite corporate power and authority and all authorizations, licenses, permits and certificates necessary to carry on its business now being conducted and to own, lease and operate its assets; (iv) all requisite corporate action required to be taken by Imperial to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken; (v) all requisite corporate action required to be taken by Imperial to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby has been taken; (vi) Imperial has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party; (vii) subject to the approval of the Court, the Board of Directors of Imperial, and the Senior Secured Lenders, this Agreement and the Ancillary Agreements to which Imperial is a party constitute, or will constitute, as applicable, valid and binding obligations of Imperial, enforceable against it in accordance with their respective terms; and (viii) the execution and delivery by Imperial of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Imperial of the transactions contemplated hereby and thereby and compliance by Imperial with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets or stock being sold hereunder (including but not limited to the Capital Stock) under, or require any consent, authorization, approval or action by or notice to any third party or court (except for the Bankruptcy Court) or governmental body under (a) any provision of the articles of incorporation, bylaws or other organization documents of Imperial, (b) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Imperial may be a party or by which Imperial or its assets are bound or affected, other than those contracts set forth in
Schedule 8.1.1 with respect to which the approval, exemption, authorization or consent of a third party is required (the "IMPERIAL CONTRACTS"), or (c) any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to Imperial, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not materially and adversely affect the ability of Imperial to consummate the transactions contemplated hereby and other than any such consents, authorizations or approvals required under the Bankruptcy Code.

          8.1.2 SFI represents and warrants as follows: (i) each of SFI, the Company, and Great Lakes (collectively, the "SFI Companies") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) SFI owns, directly or indirectly, all of the issued and outstanding Capital Stock, and, as of the date hereof, the Company owns all of the issued and outstanding capital stock of Great Lakes;
(iii) subject to approval of the Court, the Board of Directors of each of the SFI Companies, and the Senior Secured Lenders, each of the SFI Companies has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; (iv) each of the SFI Companies has all requisite corporate power and authority and all authorizations, licenses, permits and certificates necessary to carry on its respective business now being conducted and to own, lease and operate its respective assets; (v) all requisite corporate action required to be taken by each of the SFI Companies to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each such entity may be a party and the consummation of the transactions contemplated hereby and thereby has been taken; (vi) all requisite corporate action required to be taken by each of the SFI Companies to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby has been taken; (vii) each of the SFI Companies has duly executed and delivered this Agreement and the Ancillary Agreements to which each such entity may be a party; (viii) subject to the approval of the Court, the Board of Directors of each of the SFI Companies, and the Senior Secured Lenders, this Agreement and the Ancillary Agreements constitute, or will constitute, as applicable, valid and binding obligations of each of the SFI Companies a party thereto, enforceable against each such party in accordance with their respective terms; and (ix) the execution and delivery by each of the SFI Companies of this Agreement and the Ancillary Agreements to which each such entity may be a party do not, and the consummation by each such entity a party thereto of the transactions contemplated hereby and thereby and compliance by each such entity with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets or stock being sold hereunder (including but not limited to the Capital Stock) under, or require any consent, authorization, approval or action by or notice to any third party or court (except for the bankruptcy Court) or governmental body under (a) any provision of the articles of incorporation, bylaws or other organization documents of each of the SFI Companies, (b) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which any of the SFI Companies or Great Lakes may be a party or by which any of the SFI Companies or their respective assets are bound or affected, other than those contracts of SFI set forth in Schedule 8.1.2 with respect to which the approval, exemption, authorization or consent of a third party is required (the "SFI CONTRACTS"), those contracts of the Company set forth in Schedule 8.1.2 with respect to which the approval, exemption, authorization or consent of a third party is required (the "COMPANY CONTRACTS"), and those contracts of Great Lakes set forth in in
Schedule 8.1.2 with respect to which the approval, exemption, authorization or consent of a third party is required (the "GREAT LAKES CONTRACTS"), or (c) any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to either of the SFI Companies, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not materially and adversely affect the ability of any of the SFI Companies to consummate the transactions contemplated hereby and other than any such consents, authorizations or approvals required under the Bankruptcy Code.

          8.1.3 Ragus represents and warrants that (i) Ragus is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) subject to approval of the Court, the Board of Directors of Ragus, and the Senior Secured Lenders, Ragus has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; (iii) Ragus has all requisite corporate power and authority and all authorizations, licenses, permits and certificates necessary to carry on its business now being conducted and to own, lease and operate its assets; (iv) all requisite corporate action required to be taken by Ragus to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken; (v) all requisite corporate action required to be taken by Ragus to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby has been taken; (vi) Ragus has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party; (vii) subject to the approval of the Court, the Board of Directors of Ragus, and the Senior Secured Lenders, this Agreement and the Ancillary Agreements to which Ragus is a party constitute, or will constitute, as applicable, valid and binding obligations of Ragus, enforceable against itin accordance with their respective terms; and (viii) the execution and delivery by Ragus of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Ragus of the transactions contemplated hereby and thereby and compliance by Ragus with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets or stock being sold hereunder (including but not limited to the Capital Stock) under, or require any consent, authorization, approval or action by or notice to any third party or court (except for the Bankruptcy Court) or governmental body under (a) any provision of the articles of incorporation, bylaws or other organization documents of Ragus, (b) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Ragus may be a party or by which Ragus or its assets are bound or affected, other than those contracts set forth in Schedule 8.1.3 with respect to which the approval, exemption, authorization or consent of a third party is required (the "RAGUS CONTRACTS"), or (c) any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to Ragus, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not materially and adversely affect the ability of Ragus to consummate the transactions contemplated hereby and other than any such consents, authorizations or approvals required under the Bankruptcy Code.

     8.2  Title to the Stock and Assets.

          8.2.1 The Capital Stock. SFI represents and warrants that SFI has, and at the Closing will have, good and indefeasible title to all the Capital Stock, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever.

          8.2.2 The Company's Assets. SFI represents and warrants that the Company has, and at the Closing will have, good and indefeasible title to all of its tangible and intangible assets, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, and liens for taxes and other governmental charges which are not yet due and payable and will not be due and payable prior to the Closing; (ii) other imperfections of title, restrictions and encumbrances, if any, which imperfections of title, restrictions or encumbrances are not material in amount or do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate in any material respect in the operation of the Business as currently conducted; and (iii) those liens set forth on Schedule 8.2.2 attached (collectively, the "COMPANY PERMITTED LIENS").

          8.2.3 The Great Lakes Stock. SFI represents and warrants that, at the Great Lakes Stock Sale Closing Date, SFI will have good and indefeasible title to all the Great Lakes Stock, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever.

          8.2.4 The Great Lake Assets. SFI represents and warrants that, at the Great Lakes Stock Sale Closing Date, Great Lakes will have, good and indefeasible title to all of its tangible and intangible assets, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, and liens for taxes and other governmental charges which are not yet due and payable and will not be due and payable and will not be due and payable prior to the Closing;
(ii) other imperfections of title, restrictions and encumbrances, if any, which imperfections of title, restrictions or encumbrances are not material in amount or do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate in any material respect in the operation of the Business as currently conducted; and (iii) those liens set forth on Schedule 8.2.4 attached (collectively, the "GREAT LAKES PERMITTED LIENS").

          8.2.5 The Ragus Assets. Ragus represents and warrants that, at the Great Lakes Stock Sale Closing Date, Ragus will have, good and indefeasible title to all of its tangible and intangible assets, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for those liens, imperfections of title, restrictions and encumbrances, if any, set forth on Schedule 8.2.5 attached (collectively, the "RAGUS PERMITTED LIENS").

     8.3  Intellectual Property.   SFI represents and warrants as follows: (a)
except for the intellectual property rights disclosed on Schedule 8.3 (which includes but is not limited to the

Ragus Assets and Great Lakes' Caro Water Processing Process), the Company owns or has the right to use, without payment to any other party, all patents, Trademarks (registered or unregistered), trade names, trade dress, packaging service marks, applications therefor, copyrights, trade secrets, designs, plans, specifications, technical information and other proprietary rights which the Company currently uses in its business (collectively, the " Intellectual Property"); (b) except as disclosed on Schedule 8.3, no claims are pending or, to the best of the knowledge of the Company, threatened in writing against the Company by any Person with respect to the Company's ownership or use of any of the Intellectual Property; (c) except as disclosed on Schedule 8.3, no licenses, sublicenses or agreements pertaining to any of the Intellectual Property have been granted or entered into by or on behalf of the Company, other than any intercompany licenses among one or more of the entities part of Imperial's consolidated group, all of which intercompany licenses will be terminated as of the Closing; and (d) except as disclosed on Schedule 8.3: (i) no actions, suits or claims made pending or, to the knowledge of the Company, threatened in writing alleging that the manufacture, sale, or use of any of the Products or the use by the Company of any of the Intellectual Property infringes any intellectual property rights (including any patents) of a third party, or infringes upon or otherwise violates any rights of a third party; (ii) the Company is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, agency or instrumentality, domestic or foreign, or any arbitrator, or is a party to any contract or agreement that restricts or impairs the validity, enforceability or use of any of the Intellectual Property as currently used in the Business; (iii) no Person has a right to receive a royalty or a similar payment in respect of any Intellectual Property other than Ragus; (iv) all registrations of the Trademarks that are included in the Intellectual Property have been maintained in all material respects and are validly existing; and (v) neither the development, manufacture, distribution, marketing, use or sale of any Product nor the use of any Intellectual Property by the Company infringes the intellectual property rights of any third party. At Closing, SFI shall grant Buyer, for no additional consideration, a Royalty Free License to use the Caro Water Processing Process in a form substantially similar to the form attached as Exhibit F.

     8.4 Contracts of the Company and Great Lakes. SFI represents and warrants as follows:

          8.4.1 Schedule 8.4.1 lists the following agreements, contracts, commitments, and undertaking, whether oral or written, to which the Company or Great Lakes is a party, which are in effect as of the date hereof, and which relate to the operation of the business or the assets of the Company or Great Lakes, other than contracts entered into in the ordinary course of the business of the Company or Great Lakes: (i) written contracts for the employment of an Employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (ii) written confidentiality agreement binding upon or inuring to the benefit of the Company; (iii) written agreement or indenture mortgaging, pledging or otherwise placing a lien on any assets;
(iv) contract or group of related contracts with the same party with a value in excess of $25,000.00 for the purchase of products or services, including contracts with third parties for the research, development, manufacture or packaging of the Products or for the supply of raw materials, ingredients, packaging materials or other supplies; (v) contract or group of related contracts with the same party for the sale of Products or services, including contracts with customers; (vi) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and having a value in excess of $10,000.00; (vii) contract which prohibits the Company or Great Lakes from freely engaging in the Business anywhere in the world; (viii) contract with a value in excess of $10,000.00 for the distribution, marketing, advertising or promotion of any of the Products, including any distributor, sales, consulting, advertising, marketing, promotional or merchandising contracts; and (ix) license agreement or agreement providing for the payment or receipt of royalties or other compensation by any party in connection with the Intellectual Property.

          8.4.2 Each agreement, contract, commitment and undertaking required to be disclosed in Schedule 8.4.1 and to which the Company is a party is a valid and binding obligation of the Company and is in full force and effect. Each agreement, contract, commitment and undertaking required to be disclosed in
Schedule 8.4.1 and to which Great Lakes is a party is a valid and binding obligation of Great Lakes and is in full force and effect. Except as disclosed on Schedule 8.4.2, as the case may be, and, to the knowledge of the Company with respect to those agreements, contracts, commitments and undertakings to which the Company is a party, each other contracting party has performed all material obligations required to be performed by it to date under each agreement, contract, commitment and undertaking required to be disclosed in Schedule 8.4.1 and is not in breach or default in any material respect thereunder. Except as disclosed on Schedule 8.4.2, as the case may be, and, to the knowledge of Great Lakes with respect to those agreements, contracts, commitments and undertakings to which Great Lakes is a party, each other contracting party has performed all material obligations required to be performed by it to date under each agreement, contract, commitment and undertaking required to be disclosed in
Schedule 8.4.1 and is not in breach or default in any material respect thereunder.

          8.4.3  Prior to the date of this Agreement, except as disclosed in
Schedule 8.4.1, Buyer has been provided an opportunity to review a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Schedule 8.4.1, together with all amendments, waivers or other changes thereto (except that the Company and Great Lakes may exclude on such contracts the names of the other parties thereto, which excluded names the Company or Great Lakes, as the context so provides, shall provide to Buyer no later than one business day after the date of the Interim Order).

     8.5 Litigation; Decrees. Except as provided on Schedule 8.5 attached hereto, SFI represents and warrants that (a) there are no legal, administrative, arbitration or other proceedings or governmental investigations, lawsuits, actions or claims relating to the Company, pending or, to the knowledge of the Company, threatened in writing against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that could reasonably be expected to have a material and adverse effect on Buyer's operation of the Business following Closing, and (b) there are no legal, administrative, arbitration or other proceedings or governmental investigations, lawsuits, actions or claims relating to Great Lakes, pending or, to the knowledge of Great Lakes, threatened in writing against Great Lakes, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that could reasonably be expected to have a material and adverse effect on Buyer's operation of Great Lakes following Great Lakes Stock Sale Closing Date.

     8.6 Absence of Changes or Events. SFI represents and warrants that, except as set forth on Schedule 8.6, since March 31, 2001, taken as a whole, there has been no material adverse change in the business or the operating results, customer, employee or supplier relations or business condition of the Company or of Great Lakes, other than changes relating to the manufacture, marketing and sale of the Products and the sugar business in general and not specifically relating to either the Company's business or Great Lakes' business.

     8.7 Compliance with Applicable Laws. SFI represents and warrants as follows:

          8.7.1 Except as set forth on Schedule 8.7.1, the respective businesses of the Company and Great Lakes each has been conducted in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, including, but not limited to, federal, state, local and foreign statutes, laws, ordinances, rules, orders, regulations and other requirements pertaining to product labeling and food and consumer products safety. Except as set forth on
Schedule 8.7.1, since September 30, 1999, neither the Company nor Great Lakes has received any written communication from a governmental authority that alleges that any of the businesses of the Company or Great Lakes, including the sale of the Products, is not in compliance with applicable federal, state, foreign or local laws, rules and regulations.

          8.7.2 Each of the Company and Great Lakes has in full force and effect all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating food safety) necessary to conduct the Business. Schedule 8.7.2 sets forth a correct and complete list of such licenses, permits and certificates other than business licenses and secretary or department of state certificates applicable to all businesses generally. Each of the Company and Great Lakes has conducted its respective businesses in compliance with all material terms and conditions of such licenses, permits and certificates, except as provided on
Schedule 8.7.2.

     8.8 Taxes. Except as set forth on Schedule 8.8, all federal, state, local, foreign and other tax returns, reports and declarations of every nature required to be filed by or on behalf of the Company or Great Lakes (either separately or as part of a consolidated group) prior to the Closing Date have been or will be timely filed on or before the due date thereof, including any permissible extension periods, and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby and all such taxes have been or will be timely paid in full by the due date thereof, including any permissible extension periods. Except as set forth on Schedule 8.8, there are no liens for taxes levied against the Company or Great Lakes, except liens for taxes that are not yet due and payable and that will not be due and payable prior to the Closing, including any permissible extension periods.

     8.9  Products.  SFI represents and warrants as follows:

          8.9.1 Schedule 1.17 sets forth a true and complete list of all Products of the Company.

          8.9.2 Each of the Products and/or its ingredients prepared, manufactured, and sold by the Company (including Products in process and in inventory on the Closing Date) have been, or will have been, prepared, manufactured, and sold by the Company in compliance, in all material respects, with the United States Food, Drug and Cosmetic Act, as amended (the "Food and Drug Act"), and all rules and regulations promulgated thereunder and all applicable federal, state and municipal laws and regulations governing the purity of food sold for human consumption and nutritional labeling requirements (all together the "Food Acts"). To the best of the knowledge of the Company, all Products and/or its ingredients (including Products in process and in inventory on the Closing Date) manufactured for the Company by a third party were manufactured by such third party in compliance, in all material respects, with the Food Acts. No Products of the Company sold before the Closing Date have been or will be "adulterated" or "contaminated" within the meaning of the Foods Acts or have constituted an article prohibited from introduction into interstate commerce under the Food Acts. No Products in process or in Inventory of the Company on the Closing Date will be "adulterated" or "contaminated" within the meaning of the Foods Acts or, based on its condition on the Closing Date with respect to the Company, will constitute an article prohibited from introduction into interstate commerce under the Food Acts when introduced after the Closing Date.

          8.9.3 To the knowledge of the Company, all the ingredients in each of the Products of the Company generally are available on the open market and the Company is unaware of any imminent or threatened shortage of supply.

          8.9.4 The Company has not, whether voluntarily or as a result of any action by any governmental or regulatory authority or trade or consumer group, recalled or withdrawn a product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the products to treat such products in any manner, other than any such action taken in the ordinary course.

          8.9.5 Except for any guaranty or warranty implied by law, the Company has not given any guaranty or warranty or made any representation in respect of products or services supplied or agreed to be supplied by the Company, or has accepted any liability or obligation in respect of any such products or services which would apply after any such products or services have been supplied, except for such guaranties and warranties made in the ordinary course.

     8.10 Inventory. SFI represents and warrants that, with respect to each of the Company and Great Lakes, such entity's inventory consists of raw products, packaging, and materials relating to the products that are usable in the ordinary course of such entity's business as now conducted.

     8.11 Employees, Promptly after the date hereof, SFI will provide Buyer with a list of each employee who performs functions exclusively in connection with the Business of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee (the "Company Employees") and a list of each employee who performs functions exclusively in connection with the business of Great Lakes and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee (the "Great Lakes Employees"). Upon being provided by SFI, the list provided pursuant to this Section 8.11 shall be annexed as Schedule 8.11 of this Agreement.

     8.12 Labor and Employee Benefits.  SFI represents and warrants as follows:
(a) as of the date of this Agreement, factory hourly workers at the Carrollton, MI, Caro, MI, Sebewaing, MI and Croswell, MI factories are represented by the Bakery, Confectionary, Tobacco Workers & Grain Millers, AFL-CIO-CLC and its Locals No. 259G (Carrollton, MI), 260G (Caro, MI), 261G (Sebewaing, MI) and 262G (Croswell, MI) under collective bargaining agreement effective August 1, 1998 through July 31, 2001 (the "CURRENT MICHIGAN UNION CONTRACT"); (b) as of the date of this Agreement, factory hourly workers at the Great Lakes facility are represented by the Bakery, Confectionary, Tobacco Workers & Grain Millers, AFL-CIO-CLC and its Local No. 294 - G, under a collective bargaining agreement effective June 1, 1999 through May 31, 2002 (the "CURRENT OHIO UNION CONTRACT");
(c) other than the current Michigan Union Contract and the Current Ohio Union Contract, neither the Company nor Great Lakes is aware of any additional attempt by any union to organize either the Company Employees or the Great Lakes Employees; (d) no employee of the Company or Great Lakes is employed under a written employment agreement, except for Mark Flegenheimer who is employed by the Company; (e) the employee pension benefit plans and employee welfare benefit plans of the Company and Great Lakes in which their respective employees are participants have been administered in accordance with their terms and comply in all material respects with Employee Retirement Income Security Act of 1974, as amended, and the Code; and (f) the market value of the assets under any employee pension benefit plan maintained by Company pursuant to a collective bargaining agreement (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation (PBGC) methods, factors, and assumption applicable to an employee pension benefit plan terminating as of the Closing.

     8.13 Broker's or Finder's Fees. Buyer will not, directly or indirectly, have any liability or expense as a result of undertakings or agreements of any of the Imperial Companies for brokerage fees, finder's fees, attorneys fees, agent's commissions or similar forms of compensation in connection with this Agreement, the Ancillary Agreements, or any agreement or transaction contemplated hereby or thereby.

     8.14 Liabilities of the Company at Closing. At the Closing, the Company shall have no liabilities or obligations, either accrued, absolute, contingent or otherwise, which, with respect to the financial position of the Company as of the Closing, are in the aggregate material, except any matter fitting into any one or more of the following categories: (a) to the extent such liabilities and obligations are reflected in the financial statements attached as part of
Schedule 8.14 and not paid or discharged prior to the Closing, (b) those liabilities or obligations incurred in or as a result of the normal and ordinary course of the Company's business since the effective date of said financial statements, or (c) those contracts, agreements, liabilities and obligations either disclosed anywhere on the schedules attached hereto or not required to be disclosed on said schedules.

     8.15 Liabilities of Great Lakes at the Great Lakes Stock Sale Closing Date. At the Great Lakes Stock Sale Closing Date, Great Lakes shall have no liabilities or obligations, either accrued, absolute, contingent or otherwise, which, with respect to the financial position of the Company as of the Great Lakes Stock Sale Closing Date, are in the aggregate material, except any matter fitting into any one or more of the following categories: (a) to the extent such liabilities and obligations are reflected in the financial statements attached as part of Schedule 8.15 and not paid or discharged prior to the Closing, (b) those liabilities or obligations incurred in or as a result of the normal and ordinary course of Great Lake's business since the effective date of said financial statements, or (c) those contracts, agreements, liabilities and obligations either disclosed anywhere on the schedules attached hereto or not required to be disclosed on said schedules.


                                   ARTICLE 9

                    COVENANTS OF THE COMPANY AND GREAT LAKES

     9.1 Access. Prior to the Closing, SFI shall grant to, or cause to be granted to, Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and Great Lakes and the work papers of the Company's and Great Lakes' independent accountants relating exclusively to such entities' respective businesses and the transition of said businesses to Buyer; provided, however, that such access does not unreasonably interfere with the normal operations of said businesses; and provided further, however, that all requests for access shall be directed to such Person or Persons as SFI may designate from time to time. In addition, promptly after the date hereof, SFI shall ensure that the Company shall provide Buyer with the information required to be provided pursuant to Section 8.11, and that the Company, Great Lakes, and their respective officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including distributors, vendors, suppliers or manufacturers, of or to the Business, as Buyer deems reasonably necessary to complete its due diligence investigation of the Business; provided that Buyer agrees not to initiate such contacts without the prior approval of SFI, which approval shall not be unreasonably withheld.

     9.2 Operations of the Company pending Closing. Except as permitted by the terms of this Agreement or as set forth in Schedule 9.2, from the date hereof to the Closing, SFI shall ensure that the Company will cause its business to be conducted in the ordinary course consistent with past practice, and will not do any of the following without the prior written consent of Buyer:

          9.2.1 make any material change in the conduct of its business, except as specifically contemplated by this Agreement;

          9.2.2 sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in its assets, except for sales of Products and Inventory in the ordinary course of business, the sale of salvage equipment not necessary to the operation of the Great Lakes Assets which are currently listed for sale, and the transfer of the Great Lakes Stock to SFI at or before Closing;

          9.2.3 amend or terminate any of the contracts listed on Schedule 8.4.1, other than in the ordinary course of business or as necessary for the maintenance of property relating to the Business;

          9.2.4 fail to use commercially reasonable efforts to preserve intact the reputation of its business and the goodwill of suppliers, customers and others having business relations with it; or

          9.2.5 fail to use commercially reasonable efforts to maintain good relations with its employees or take any action with respect to the grant of any bonuses, salary increases, severance or termination pay for any of its employees or with respect to any increase of benefits payable in effect on the date hereof to any of its employees.

     9.3 Operations of Great Lakes pending the Great Lakes Stock Sale Closing Date. Except as permitted by the terms of this Agreement or as set forth in
Schedule 9.3, from the date hereof to the Great Lakes Stock Sale Closing Date, SFI shall ensure that Great Lakes will cause its business to be conducted in the ordinary course consistent with past practice, and will not do any of the following without the prior written consent of Buyer:

          9.3.1 make any material change in the conduct of its business, except as specifically contemplated by this Agreement;

          9.3.2 sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in its assets, except for sales of Products and Inventory in the ordinary course of business, the sale of salvage equipment not necessary to the operation of Great Lakes' assets which are currently listed for sale, and the transfer of the Great Lakes Stock to SFI at or before Closing;

          9.3.3 amend or terminate any of the contracts listed on Schedule 8.4.1, other than in the ordinary course of business or as necessary for the maintenance of property relating to the Business;

          9.3.4 fail to use commercially reasonable efforts to preserve intact the reputation of its business and the goodwill of suppliers, customers and others having business relations with it; or

          9.3.5 fail to use commercially reasonable efforts to maintain good relations with its employees or take any action with respect to the grant of any bonuses, salary increases, severance or termination pay for any of its employees or with respect to any increase of benefits payable in effect on the date hereof to any of its employees.

     9.4 Notices. After the date of this Agreement and up to and including the Closing date, SFI shall promptly notify Buyer of (a) any material adverse change in the Business; (b) any governmental complaints, investigations or hearings as to the Business of which SFI has been advised in writing, or the institution of any litigation, involving the Business, (c) any notice or other written communication received by SFI or the Company alleging the existence of any default or event which with notice or lapse of time or both would become a default under any of the contracts listed on Schedule 8.4.1; or (d) any development or event causing a material breach of any of the representations or warranties contained in Article 8 of this Agreement.

     9.5 No-Shop. Subject to any requirements of the Bankruptcy Code or the Court, and except as required by fiduciary duty under the Bankruptcy Code of any of the officers or directors of any of the Imperial Companies from and after the date hereof until the Closing (unless this Agreement is otherwise terminated as provided for herein), (i) SFI will not, and will cause its Affiliates and its and their employees and representatives not to, directly or indirectly, solicit or initiate discussions or negotiations with any Person other than the Buyer with respect to the acquisition of the Business or the Capital Stock of the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "POSSIBLE ACQUISITION") it being understood that if a Person other than Buyer initiates such discussions or negotiations, SFI may respond and enter into discussions or negotiations with such Person, and (ii) unless this Agreement is terminated and SFI has complied with the terms of Section 14.5 hereof, SFI will not enter into a transaction with any Person other than the Buyer with respect to a Possible Acquisition.

     9.6  Noncompetition and Nonsolicitation.

          9.6.1 During the two-year period commencing on the Closing Date and except for the ownership of the Great Lakes Stock and the operation of Great Lakes in the lines of business conducted on the date hereof, SFI and its Affiliates (excluding Affiliates who are natural persons) shall not directly or indirectly in the geographic area within one hundred (100) miles of the state of Michigan (a) engage in the sugar beet processing business or (b) disturb or attempt to disturb any exclusive business relationship between any third party and Buyer or its Affiliates. SFI understands that Buyer would not have agreed to purchase the Stock without having received this noncompetition covenant from SFI, and SFI acknowledges that it has entered into this noncompetition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby.

          9.6.2 During the two-year period commencing on the Closing Date, SFI and its Affiliates shall not (excluding Affiliates who are natural persons) solicit or encourage any officer or employee employed by Buyer or its Affiliates in connection with the Business to leave the employ of Buyer or its Affiliates, nor solicit or offer for hire any individual who has been employed by SFI or the Company in connection with the Business at any time during the two-month period prior to the date hereof.

     9.7 Confidentiality. SFI and its Affiliates acknowledge that all "EVALUATION MATERIALS" (as defined in the Confidentiality Agreement defined below) provided to any of it and its Affiliates, agents and representatives by Buyer and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement earlier executed between SFI and Buyer (or one of their Affiliates or other beneficial owners) (the "CONFIDENTIALITY AGREEMENT"), attached hereto as Exhibit G, the terms of which are hereby incorporated herein by reference. SFI acknowledges that any and all information provided or made available to it and its Affiliates, agents and representatives by or on behalf of Buyer concerning Buyer and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date in accordance with the terms of the Confidentiality Agreement. Except to the extent mutually agreed upon by both parties or as expressly required by applicable law, SFI shall, and shall cause its Affiliates to, keep secret and confidential, for a period of five (5) years from the date of this Agreement, the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and not disclose the same, either directly or indirectly, to any other Person, or use the same in any way.

     9.8 Motion to Approve. Within five business days after execution of this Agreement by all parties, SFI shall file with the Court motions to obtain the Interim Order and to approve this Agreement, the Acquisition and the related transactions contemplated by this Agreement pursuant to Sections 363 and 365 of the Bankruptcy Code, and shall request hearings relative to such motions to be scheduled for the earliest practicable dates.

     9.9 Bankruptcy Court Approval. SFI shall use its reasonable best efforts to obtain the Sale Order, which shall, among other things (a) determine that this Agreement was proposed and negotiated by Buyer and SFI in good faith and at arm's length and represents the highest and best offer for the Capital Stock and should be approved; (b) determine that Buyer is a good faith purchaser under
Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated; (c) authorize and direct SFI to sell the Capital Stock and the assets to Buyer pursuant to this Agreement and
Section 363 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and encumbrances (including any and all "interests" in the Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and any environmental liabilities that attach to the owner of any of the Capital Stock by operation of law; (d) authorize and direct SFI to assume contracts necessary to the businesses of the Company and Great Lakes under Section 365 of the Bankruptcy Code; (e) authorize and direct SFI to perform any and all of its obligations under Section 14.5 hereof (including the payment of any amounts required thereunder) and otherwise under this Agreement free and clear of all liens, claims, interests and encumbrances of any Person (including, without limitation, any prepetition creditors and debtor-in-possession lenders); (f) authorize and direct SFI to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing; (g) permanently enjoin each and every holder of a Liability relating to the Capital Stock or the Business incurred on or before the Closing Date from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such Liability; and (h) provide that the proceeds of any sale of the Business or the Capital Stock to any Person other than the Buyer shall first be applied to the payment of the Expense Reimbursement Amount and the Topping Fee (as defined in Section 14.5 hereof), in the event that a Person other than Buyer purchases the Capital Stock or the Business.

     9.10 Notice of Filings. From and after the date hereof until the Closing Date, SFI shall provide Buyer with drafts of all documents, agreements or other instruments proposed to be included in any filings with the Court related to this Agreement and the Acquisition (each, a "Court Document" and, collectively, "COURT DOCUMENTS") and a reasonable opportunity for Buyer to comment thereon prior to the filing of any such Court Document with the Court (Court Documents so filed, collectively, "COURT FILINGS"). Buyer shall provide any comments it has to Court Documents to SFI in a timely manner. SFI shall provide Buyer with Court Filings, and shall provide notice to Buyer of any Court developments relating to the Business or the Acquisition.

     9.11 Systems of the Company and Great Lakes.

          9.11.1 Except as may conflict with or be prohibited by any applicable licenses or agreements, SFI shall provide sufficient time before and after Closing to allow the computer, telephone and other similar systems of the Company which are integrated with such systems maintained in Sugar Land, Texas, or Savannah, Georgia, by or for Imperial and/or one or more of its various subsidiaries and affiliates to be separated into a stand-alone system to be operated independently by Buyer under the umbrella of the Company after Closing. Except as may conflict with or be prohibited by any applicable licenses or agreements, the time provided by SFI shall not extend beyond ninety (90) days after Closing, or the end of the 2001-2002 Campaign, whichever is longer. Notwithstanding anything to the contrary contained in this Agreement, (i) only the computer software listed on Schedule 9.11.1 is owned by the Company, and, after Closing, neither Buyer nor the Company shall have any right or license to own or use any other software which may now be utilized by of for the benefit of the Company other than as permitted above in this Section 9.11.1, and (ii) all computer hardware used by the Company and located in the Company's offices in Saginaw, Michigan shall remain the property of the Company through and at the Closing, except for those items listed on Schedule 9.11.1.

          9.11.2 Except as may conflict with or be prohibited by any applicable licenses or agreements, SFI shall provide sufficient time before and after the Great Lakes Stock Sale Closing Date to allow the computer, telephone and other similar systems of Great Lakes which are integrated with such systems maintained in Sugar Land, Texas, or Savannah, Georgia, by or for Imperial and/or one or more of its various subsidiaries and affiliates to be separated into a stand-alone system to be operated independently by Buyer under the umbrella of the Company or Great Lakes after the Great Lakes Stock Sale Closing Date. Except as may conflict with or be prohibited by any applicable licenses or agreements, the time provided by SFI shall not extend beyond ninety (90) days after the Great Lakes Stock Sale Closing Date. Notwithstanding anything to the contrary contained in this Agreement, the software listed on Schedule 9.11.2 is not owned by the Company or Great Lakes, and, after the Great Lakes Stock Sale Closing Date, neither Buyer, the Company nor Great Lakes shall have any right or license to use such software other than as permitted above in this Section 9.11.2. Notwithstanding anything to the contrary contained in this Agreement, (i) only the computer software listed on Schedule 9.11.2 is owned by Great Lakes, and, after the Great Lakes Stock Sale Closing Date, neither Buyer nor Great Lakes shall have any right or license to own or use any other software which may now be utilized by of for the benefit of Great Lakes other than as permitted above in this Section 9.11.1, and (ii) all computer hardware used by the Company and located in the Company's offices in Saginaw, Michigan shall remain the property of the Company through and at the Great Lakes Stock Sale Closing Date, except for those items listed on
Schedule 9.11.2.


                                  ARTICLE 10

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to SFI as follows:

     10.1 Authority; No Conflicts.

          10.1.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All requisite corporate action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Agreements have been duly and validly executed and delivered by both parties. This Agreement and the Ancillary Agreements constitute, or will constitute, as applicable, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforceability of the terms and provisions of this Agreement and Ancillary Agreements is subject to the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          10.1.2 The execution and delivery by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof, and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or require any consent, authorization, approval or action by or notice to any third party or court or governmental body under any provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party, or (c) any material judgment, order or decree, or any material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets, other than any such conflicts, violations, defaults or rights that, individually or in the aggregate, would not effect the ability of Buyer to consummate the transactions contemplated hereby and other than any such consent, authorization or approval required under the Bankruptcy Code.

     10.2 Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which directly relate to the transactions contemplated hereby.

     10.3 Availability of Funds. Buyer has or will have at Closing sufficient cash or other sources of immediately available funds, or irrevocable commitments from financial institutions (true and correct copies of which have been or will be delivered at Closing, to SFI), to enable it to consummate the transactions contemplated by this Agreement.

     10.4 Broker's or Finder's Fees. None of the Imperial Companies will, directly or indirectly, have any liability or expense as a result of undertakings or agreements of Buyer, for brokerage fees, attorneys' fees, finder's fees, agent's commissions or similar forms of compensation in connection with this Agreement, the Ancillary Agreements, or any agreement or transaction contemplated hereby or thereby.


                                  ARTICLE 11

                              COVENANTS OF BUYER

     Buyer covenants as follows:

     11.1 Confidentiality.   Buyer acknowledges that all "Evaluation Materials"
(as defined in the Confidentiality Agreement, attached as Exhibit G) provided to any of it and its Affiliates, agents and representatives by SFI and its Affiliates, agents and representatives is subject to the terms of the Confidentiality Agreement earlier executed between SFI and Buyer (or one of their Affiliates or other beneficial owners) the terms of which are hereby incorporated herein by reference. Buyer acknowledges that any and all information provided or made available to it and its Affiliates, agents and representatives by or on behalf of SFI concerning SFI and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date in accordance with the terms of the Confidentiality Agreement. Except to the extent mutually agreed upon by both parties or as expressly required by applicable law, Buyer shall, and shall cause its Affiliates to, keep secret and confidential, for a period of five (5) years from the date of this Agreement, the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and not disclose the same, either directly or indirectly, to any other Person, or use the same in any way.

     11.2 No Additional Representations. Buyer acknowledges that neither any of the Imperial Companies nor any other Person or entity has made any representation or warranty, express or implied, except as expressly set forth in this Agreement, including but not limited to any implied representation or warranty as to the maintenance, repair, condition, quality, suitability, design, marketability, merchantability, fitness for a particular purpose or conformity to models or samples of any asset and that, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BUYER TAKES THE CAPITAL STOCK AND ASSETS PURCHASED OR TO BE PURCHASED

HEREUNDER ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND THE IMPERIAL COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY STOCK OR ASSETS BEING SOLD HEREUNDER, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF ANY OF THE ASSETS BEING SOLD HEREUNDER. Buyer further agrees that neither any of the Imperial Companies nor any other Person or entity will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any information, document, or material made available to Buyer in any "data rooms," management presentations or supplemental due diligence information provided to Buyer, in connection with discussions or access to management of the businesses of the Company or Great Lakes or in any other form in expectation of the transactions contemplated by this Agreement, except to the extent that any of the foregoing information is specifically included in, the subject of or incorporated into, a representation or warranty contained in this Agreement.

     11.3 Nonsolicitation. During the two-year period commencing on the Closing Date, Buyer and its Affiliates (excluding Affiliates who are natural persons) shall not solicit or encourage any officer or employee employed by SFI or its Affiliates in connection with the Business (other than the Employees who are offered employment and who accept such employment in accordance with Section
12.10 hereof) to leave the employ of SFI, or its Affiliates.

     11.4 License. With respect to any and all Intellectual Property constituting manufacturing know-how and processes of the Company or Great Lakes that does not relate exclusively to any of the Products or the Business (the "MANUFACTURING I/P"), Buyer agrees that, after the Closing and/or the Great Lakes Stock Sale Closing and upon SFI's request for, and identification of, such Manufacturing I/P, Buyer will grant, or will cause the Company and/or Great Lakes to grant, to SFI or any Affiliate of SFI, without any further consideration, a non-exclusive, fully-paid up, perpetual license for such Manufacturing I/P identified by SFI in such request.

     11.5 Industrial Development Bonds. Buyer agrees that, after the Closing, it will timely pay and satisfy in full, or will cause the Company to timely pay and satisfy in full, those industrial development bonds relating to the Company having a face value of approximately Eighteen Million Five Hundred Thousand Dollars ($18,500,000.00) in accordance with the payment terms and other conditions set forth in the plan of reorganization filed, or to be filed, in the Cases, or on such other terms and conditions as may be made by Buyer in lieu of the terms and other conditions set forth in the said plan of reorganization. Notwithstanding anything to the contrary in this Agreement, this covenant shall survive the Closing until such time as all of said bonds have been paid in full in accordance with the payment terms and other conditions set forth in the plan or reorganization filed, or to be filed, in the Cases, or on such other terms and conditions as may be made by Buyer.

     11.6 Addendums to Ancillary Agreements. Buyer agrees that, at or before Closing, it will enter into the First Addendum to Facility Lease, the First Addendum to the Factories Management Agreement, and the First Addendum to Marketing Agreement, substantially in the form attached in Schedule 11.6.


                                   ARTICLE 12

                                MUTUAL COVENANTS

     SFI and Buyer covenant and agree as follows:

     12.1 Consents, etc.

          12.1.1 Buyer acknowledges that, as a result of the transfer of the Capital Stock and/or change in control of the Company, the transfer of the Great Lakes Stock and/or a change in control of Great Lakes, and/or the transfer of the Ragus Assets, certain consents may be required from parties to the Imperial Contracts, the SFI Contracts, the Company Contracts, the Great Lakes Contracts, and the Ragus Contracts and such consents have not been obtained as of the date hereof. SFI agrees to use its commercially reasonable best efforts to obtain prior to the Closing the consents, approvals, exemptions or authorizations to the Imperial Contracts disclosed on Schedule 8.1.1 and required for the closing of the sale and transfer of the Capital Stock and to obtain prior to the Great Lakes Stock Sale Closing the consents, approvals, exemptions or authorizations to the Imperial Contracts disclosed on Schedule 8.1.1 and necessary to the closing of the sale and transfer of the Great Lakes Stock and the Ragus Assets. SFI agrees to use its commercially reasonable best efforts to obtain prior to the Closing the consents, approvals, exemptions or authorizations to the SFI Contracts and the Company Contracts disclosed on Schedule 8.1.2 and required for the closing of the sale and transfer of the Capital Stock and to obtain prior to the Great Lakes Stock Sale Closing the consents, approvals, exemptions or authorizations to the SFI Contracts, the Company Contracts and the Great Lakes Contracts disclosed on Schedule 8.1.2 and required for the closing of the sale
and transfer of the Great Lakes Stock and the Ragus Assets.   Ragus agrees to
use its commercially reasonable best efforts to obtain prior to the Great Lakes Stock Sale Closing the consents, approvals, exemptions or authorizations to the Ragus Contracts disclosed on Schedule 8.1.3 and required for the closing of the sale and transfer of the Ragus Assets. Each of the consents, approvals, exemptions or authorizations to the Imperial Contracts, the SFI Contracts, the Company Contracts, the Great Lakes Contracts or the Ragus Contracts are referred to individually as a "REQUIRED CONSENT" and collectively as the "REQUIRED CONSENTS").

          12.1.2 With respect to any of the Company Contracts or the Great Lakes Contracts which have provisions prohibiting a change in control and with respect to which a consent to such change in control may not be obtained from parties to the contract (individually, a "NONTRANSFERABLE CONTRACT" and collectively the "NONTRANSFERABLE CONTRACTS"), Buyer shall have the right to require that SFI enter into such alternative arrangements and agreements with Buyer as are reasonably practicable in order to permit Buyer to realize, receive and enjoy substantially the full economic and legal rights and benefits, including performing any such

Nontransferable Contract, to the extent it relates to the Business, as agent for an for the account of Buyer, for a period up to twelve months following the Closing Date with respect to Nontransferable Contracts of the Company and for a period up to twelve months following the Great Lakes Stock Sale Closing Date with respect to Nontransferable Contracts of Great Lakes; provided, that, Buyer shall defend, indemnify, hold harmless, and reimburse SFI for any and all claims, costs, expenses, losses and liabilities incurred in connection with such alternative arrangements and agreements.

     12.2 Cooperation. Buyer and SFI shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of six months after the Closing to provide for an orderly transition of the businesses and assets conveyed hereunder to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby.

     12.3 Publicity. Except as required by the Court or applicable law, SFI and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement, to the extent practicable, shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. SFI and Buyer also shall coordinate announcements to employees of SFI and/or the Company upon signing of this Agreement. Notwithstanding the foregoing, SFI and Buyer shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either SFI or Buyer, at the time of the signing of this Agreement. SFI and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential). It is understood that the essential terms of this agreement may be disclosed by Buyer to the growers who are prospective members of Buyer.

     12.4 Efforts to Close. Subject to the terms of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary or desirable to cause the conditions to Closing set forth in Section 7.3 hereof to be satisfied.

     12.5 Compliance. Buyer and SFI shall each file or cause to be filed any notifications or applications required to be filed with respect to the transactions contemplated hereby, and any other acts, statutes, legislation or regulations as may be applicable with respect to the transactions contemplated hereby. Buyer and SFI shall bear the costs and expenses of their respective filings. Buyer and SFI shall each use commercially reasonable efforts to make such filings promptly following the date hereof, to respond to any requests for additional information made by any applicable agencies.

     12.6 Sales and Transfer Taxes, etc. Buyer shall pay all Transfer Taxes that may be imposed upon Buyer or SFI as a result of the sale and transfer of the Capital Stock and/or any of the assets to be transferred hereunder (including without limitation any taxes, filing or recording fees or expenses payable in connection with the sale and transfer, and recordation of such transfer, of the Intellectual Property, and any stamp, documentary, duty or other tax or fee chargeable in respect of any instrument transferring property), together with any and all penalties, interest and additions to tax with respect thereto, and SFI and Buyer shall cooperate in timely making all filings, returns, reports and forms, as may be required to comply with the provisions of such tax laws. Buyer and SFI shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation.

     12.7 Books and Records. Buyer and SFI agree that SFI may maintain copies of any books and records and other financial data (collectively, the "RECORDS") of the Company and/or Great Lakes. Buyer agrees to give SFI and its representatives reasonable cooperation, as needed, during normal business hours and upon reasonable notice, with respect to the Records of the Company and/or Great Lakes which the Buyer shall, directly or indirectly, obtain as a result of the transactions contemplated hereby, and SFI agrees to give Buyer and its representatives reasonable cooperation, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the businesses and assets transferred hereunder and retained by SFI, in each ease as may be necessary for general business purposes, including the preparation of tax returns and financial statements and the management and handling of tax audits; provided, that, such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or SFI. All such copies of Records and any information obtained by either party in connection with the foregoing shall be treated as confidential information under the terms of Sections 9.7 and 11.1 hereof.

     12.8 Ancillary Agreements. Buyer and SFI recognize that binding Ancillary Agreements have been duly executed by all necessary parties, and that such Ancillary Agreements operate separately and independently from this Agreement, and shall survive any termination or expiration of this Agreement.

     12.9 Use of Trademarks. SFI agrees that Buyer shall be permitted, for the term of the Marketing Agreement to use, without any further consideration, exclusively on and in connection with the manufacture, packaging, distribution, marketing and sale of the Products, the existing packaging materials and labels included in the Inventory that bear any of the trademarks listed or described on
Schedule 8.3 and any of SFI's Universal Product Codes or similar bar codes relating to the Products.

     12.10     Buyer's Covenants as to Employees.

          12.10.1 Buyer shall cause the Company and Great Lakes, each when acquired, to honor the Current Michigan Union Contract (as defined hereinabove) and the Current Ohio Union Contract (as defined hereinabove), as such may be amended. SFI shall cause the Company and/or Great Lakes to use their best efforts to negotiate a one (1) year extension to the existing union contracts, and Buyer shall use its best efforts to cooperate with SFI in connection with said negotiations.

          12.10.2 Buyer understands and acknowledges that a number of employees integral to the operation of the Company and/or Great Lakes are presently employed by Imperial Distributing, Inc. ("IDI"), which employees are listed on Schedule 12.10.2 (the "IDI EMPLOYEES"). Buyer agrees to extend, or to cause the Buyer to extend, on the Closing Date offers of employment to each of the IDI Employees for positions substantially similar to such employees' positions immediately prior to Closing and at salary or wages, as the case may be, at least as great as the salary or wages such employee had immediately prior to Closing, which employment would begin on the Closing Date.

          12.10.3 Buyer shall also provide, or shall cause the Company to provide, to the IDI Employees specific employee benefit plans and arrangements as provided in this Section. For those IDI employees who accept employment with Buyer or the Company and those employees employed by the Company at Closing, Buyer shall offer, or shall cause the Company to offer, immediately following the Closing, to such employees employee benefits that, in the aggregate, are substantially comparable to those employee benefits (including but not limited to group health insurance and other insurance plans) which such employees were provided with when employed by Imperial, SFI, IDI or the Company immediately prior to the Closing.

          12.10.4 With respect to those IDI Employees who accept employment with Buyer or the Company at or after Closing, Buyer shall be, or shall cause the Company to be, solely responsible for all severance and benefit claims related to the such employees while employed by Buyer or the Company, and SFI shall be, or shall cause IDI to be, solely responsible for all severance and benefit claims related to the such employees while employed by IDI. With respect to those IDI Employees who do not accept employment with Buyer or the Company at or after Closing, SFI shall be, or shall cause IDI to be, solely responsible for all severance and benefit claims related to the such employees for time periods while employed by IDI. Buyer shall immediately reimburse SFI for any expenses incurred by SFI and/or IDI which are the responsibility of Buyer or the Company pursuant to this Section 12.10, and SFI shall immediately reimburse Buyer for any expenses incurred by Buyer or the Company which are the responsibility of SFI or IDI pursuant to this Section 12.10.

          12.10.5 With respect to those IDI Employees who accept employment with Buyer or the Company and are on disability leave, authorized leave of absence, military service, or lay-off at the time of Closing shall continue to be employed by Buyer or the Company at least to the same extent, if any, as IDI would be required to offer or continue employment in accordance with applicable Law.

          12.10.6 Buyer shall cooperate with SFI and/or IDI in making any notices required by the Workers Adjustment Retraining Notification Act or other Federal or state laws, if applicable.

          12.10.7 For all IDI Employees and all employees of the Company, Buyer shall grant service credit under Buyer's or the Company's employee benefit plans for eligibility and for vesting purposes equal to years of service with SFI, IDI or the Company, as the case may be.

          12.10.8 IDI Employees, the Company's employees, and their dependents shall be entitled to participate in Buyer's or the Company's employee benefit plans as of and after the Closing Date and Buyer will contact Buyer's benefit providers and use its reasonable efforts to attempt to obtain waivers as to any preexisting conditions and restrictions under Buyer's employee welfare benefit plans to the extent these conditions and restrictions have been waived under Imperial's applicable plans and will use its reasonable efforts to attempt to induce said benefit providers to honor any deductible and out-of-pocket expenses incurred by Employees and their dependents under Imperial's plans during the portion of the calendar year preceding the Closing Date.

          12.10.9 SFI shall retain and be responsible for, and shall indemnify and hold harmless Buyer and the Company against all liabilities in connection with claims incurred prior to the Closing Date by employees of the Company and other current and former employees of the Company associated with the Company prior to Closing Date and their eligible dependents under any of the employee welfare benefit plans (as described in Section 3(1) of ERISA) which covered said employees and dependents, including claims incurred prior to the Closing Date filed following the Closing Date. Buyer and the Company shall be responsible for all liabilities in connection with claims incurred on and after the Closing Date by employees or their dependents under any of Buyer's or the Company's employee welfare benefit plans (as defined in Section 3(1) of ERISA) covering such employees or dependents. For purposes of this Section, a claim shall be incurred on the date treatment or service is first rendered.

          12.10.10 At and after Closing, Buyer will, or will cause the Company to, assume and pay, or make available, to each IDI Employee and each employee of the Company, all vacation earned and accrued but not paid prior to the Closing Date. At and after Closing, IDI Employees and the employees of the Company shall commence accruing vacation pursuant to Buyer's or the Company's vacation policies existing at the Closing Date. At and after Closing, Buyer will, or will cause the Company to, honor all personal and sick days accrued by IDI Employees and employees of the Company prior to the Closing Date to the same extent required to be honored under such employee's plans, programs, policies and arrangements as of the Closing Date.

          12.10.11 Effective as of the Closing Date, the accrual of benefits by the IDI Employees or the Company's employees under Imperial's or its Affiliates pension plans ("IMPERIAL'S PENSION PLANS") by the IDI Employees and the Company's employees shall cease. SFI shall thereafter cause to be paid to the IDI Employees and the Company Employees the benefits vested and accrued under Imperial's Pension Plans when the same shall be payable pursuant to the terms thereof.

          12.10.12 SFI shall retain and be responsible for, and shall indemnify and hold harmless Buyer and the Company against all liabilities in connection with claims arising out of or in connection with a breach of fiduciary duty or violation of the applicable requirements of ERISA, the Code and other applicable laws occurring prior to the Closing Date with respect to each employee benefit plan covering employees of the Company and occurring prior to the Great Lakes Stock Sale Date with respect to each employee benefit plan covering employees of Great

Lakes. Likewise, Buyer and the Company shall be responsible for, and shall indemnify and hold Imperial, SFI and their respective Affiliates harmless, from and against all liabilities in connection with claims arising out of or in connection with a breach of fiduciary duty or violation of the applicable requirements of ERISA, the Code, or any other applicable laws occurring after the Closing Date with respect to each of Buyer's or the Company's employee benefit plans and after the Great Lakes Stock Sale Closing Date with respect to each of Great Lake's employee benefit plans.

          12.10.13 Within 90 days of the Closing Date, Buyer shall extend coverage to the IDI Employees hired by the Buyer or the Company at Closing and to the Company's employees under Buyer's defined contribution plan qualified under Section 401(k) of the Code ("BUYER'S SAVINGS PLAN"). Within 180 days after the receipt (i) by SFI of a copy of Buyer's Savings Plan and either the most recent IRS determination letter received by Buyer in respect of Buyer's Savings Plan or an opinion of Buyer's counsel stating that the form of Buyer's Savings Plan meets in all material respects the qualification requirements under
Section 401(a) of the Code and (ii) by Buyer of a copy of SFI's savings plan and either the most recent IRS determination letter received by SFI in respect of SFI's savings plan or an opinion of SFI's counsel stating that the form of SFI's savings plan meets in all material respects the qualification requirements under
Section 401(a) of the Code, whichever is later, SFI shall cause the Trustees of SFI's savings plan to transfer to the Trustees of Buyer's Savings Plan an amount in cash equal to the aggregate account balances of said employees.

          12.10.14 Buyer and SFI agree to cooperate with one another and to exchange such records and other information as may be necessary from time to time to effectuate the agreements set forth in this Section 12.10.

          12.10.15 Not later than 21 days prior to Closing, Buyer shall deliver to SFI the terms and conditions of employment, including but not limited to the terms of all employee benefits, which will apply to the IDI Employees and the Company's employees following Closing. Not later than 21 days prior to Great Lakes Stock Sale Closing, Buyer shall deliver to SFI the terms and conditions of employment, including but not limited to the terms of all employee benefits, which will apply to the Great Lake's employees following the Great Lakes Stock Sale Closing.

          12.10.16 Buyer acknowledges that all of the Company's and Great Lakes' employee benefit plans are maintained by Imperial for Imperial and some or all of its various affiliates, rather than solely by the Company and/or Great Lakes, with the exception of the Company's group health and insurance plans which are maintained by the Company for the Company and Great Lakes. Accordingly, Buyer acknowledges that, at the Closing, the Company's participation in all employee benefit plans not maintained solely by the Company shall terminate, and Buyer shall be solely responsible for providing any successor or alternate plans. Similarly, Buyer acknowledges that, at the Great Lakes Stock Sales Closing Date, Great Lakes' participation in all employee benefit plans not maintained solely by the Great Lakes shall terminate, and Buyer shall be solely responsible for providing any successor or alternate plans.

          12.10.17 Prior to the Closing, SFI shall contribute the amount necessary, if any, to each employee pension benefit plan maintained by Company pursuant to a collective bargaining agreement (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) such that after such contribution the market value of the assets under such plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension benefit Guaranty Corporation (PBGC) methods, factors, and assumption applicable to an employee pension benefit plan terminating as of the Closing. SFI shall indemnify and hold harmless the Buyer and the Company against any funding shortfall existing in such plan as of the Closing.

          12.10.18 Buyer covenants and agrees that, as of the Closing, Buyer assumes all obligations relating to post-retirement welfare plans covering employees or former employees of the Company or its subsidiaries, which obligation is summarized in the attached Schedule 12.10.18.

     12.11 Further Assurances. From time to time, as when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.


                                   ARTICLE 13

                                INDEMNIFICATION

     13.1 Indemnification.

          13.1.1 Indemnification by SFI: SFI shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, Liability, damage or expense (including reasonable legal fees and expenses) ("LOSSES") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of SFI contained in this Agreement or (ii) any breach of any covenant of SFI contained in this Agreement; provided, however, that, SFI shall not have any liability under clauses (i) and (ii) above unless the aggregate of all Losses relating thereto for which SFI would, but for this proviso, be jointly and severally liable exceeds on a cumulative basis an amount equal to $250,000.00 in the aggregate (the "SFI BASKET AMOUNT"), in which case SFI shall be obligated, to indemnify any such indemnified party for the entire amount of all such Losses without deduction; provided further, however, that the aggregate liability of SFI under clauses (i) and (ii) of above shall in no event exceed $20,000,000 (the "SFI CAP AMOUNT"). In the event SFI fails to perform its obligations under this Section 13.1.1 and, upon written notice to Imperial by Buyer within 15 days of such failure to perform by SFI, Imperial shall indemnify Buyer under the terms of this 13.1.1, provided that the aggregate liability of Imperial under Section 13.1.1 shall not exceed $10,000,000.

          13.1.2 Indemnification by Ragus: Ragus shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless from all Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Ragus contained in this Agreement or (ii) any breach of any covenant of Ragus contained in this Agreement; provided, however, that, Ragus shall not have any liability under clauses (i) and (ii) above unless the aggregate of all Losses relating thereto for which Ragus would, but for this proviso, be jointly and severally liable exceeds on a cumulative basis an amount equal to $10,000.00 in the aggregate (the "RAGUS BASKET AMOUNT"), in which case Ragus shall be obligated, to indemnify any such indemnified party for the entire amount of all such Losses without deduction; provided further, however, that the aggregate liability of Ragus under clauses (i) and (ii) of above shall in no event exceed $250,000 (the "RAGUS CAP AMOUNT").

          13.1.3 Indemnification by Imperial: Imperial shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, Liability, damage or expense (including reasonable legal fees and expenses) ("LOSSES") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Imperial contained in this Agreement or (ii) any breach of any covenant of Imperial contained in this Agreement; provided, however, that, Imperial shall not have any liability under clauses (i) and (ii) above unless the aggregate of all Losses relating thereto for which Imperial would, but for this proviso, be jointly and severally liable exceeds on a cumulative basis an amount equal to $100,000.00 in the aggregate (the "IMPERIAL BASKET AMOUNT"), in which case Imperial shall be obligated, to indemnify any such indemnified party for the entire amount of all such Losses without deduction; provided further, however, that the aggregate liability of Imperial under clauses (i) and (ii) of above shall in no event exceed $1,000,000.00 (the "IMPERIAL CAP AMOUNT").

     13.2 Exclusive Remedy. Except as otherwise expressly provided in the Ancillary Agreements, each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 13. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraudulent misrepresentation or fraudulent breach) it may have against the other party or its Affiliates relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

     13.3 Indemnification by Buyer. Buyer shall indemnify Imperial, SFI, Ragus and their respective Affiliates, officers, directors, employees, attorneys, and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement, or (ii) any breach of any covenant of Buyer contained in this Agreement, specifically including but not limited to the timely payment and satisfaction in full of the IDB's as set forth in Section 11.5; provided, however, that, Buyer shall not have any liability under clauses (i) and (ii) above unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis the SFI Basket Amount, in which case Buyer shall be obligated to indemnify any such indemnified party for the entire amount of all such

Losses without deduction; provided further, however, that the aggregate liability of Buyer under clauses (i) and (ii) of above shall in no event exceed the SFI Cap Amount.

     13.4 Calculation of Losses.  The amount of any and all Losses under this
Article 13 shall be determined net of any amounts recovered by the indemnified party under any third-party insurance policies (but not self-insurance policies) that may be in effect with respect to such Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for tax purposes. Notwithstanding anything contained in this Agreement to the contrary, no party hereto shall be entitled to make a claim against any other party to this Agreement for, or recover from any other party to this Agreement, lost profits or any consequential, indirect or punitive damages.

     13.5 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to Sections 13.1 or 13.3 shall terminate with respect to a breach of a representation or warranty when any such representation or warranty terminates pursuant to Section 14.4 and shall terminate with respect to a breach of a covenant 12 months after the period of performance of any such covenant has expired; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any representation, warranty or covenant as to which the Person to be indemnified or the related party thereto shall have, prior to the expiration of the termination of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party.

     13.6 Procedures Relating to Indemnification.

          13.6.1 In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Article 13 in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim but in no event later than twenty (20) days; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, as soon as practicable after the indemnified party's receipt thereof copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          13.6.2 If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its indemnification responsibility hereunder, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to
Section 13.1 or Section 13.3, as applicable. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless at the request of the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Loss unless the indemnified party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the indemnified party, and only to the extent that such expenses are reasonable), separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In connection with any Third Party Claim which the indemnifying party has elected to defend, the indemnifying party shall not, in defense of such Third Party Claim, except with the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damages to be paid solely by the indemnifying party and which does not include as an unconditional term thereof the giving to the indemnified party by the claimant or plaintiff of such Third Party Claim of a release from all liability in respect thereof. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).


                                   ARTICLE 14

                                 MISCELLANEOUS

     14.1 Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of all other parties hereto, which may be withheld for any or no reason, and any purported assignment without such consent shall be void and without effect; provided that, with respect to any assignment by Buyer which is approved with the prior written consent of SFI, Buyer shall not be relieved of any of Buyer's obligations or liabilities hereunder, and Buyer shall remain primarily liable hereunder for all obligations and liabilities of Buyer, whether due or arising before or after any such assignment.

     14.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, including any employee of a party hereto, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

     14.3 Termination.

          14.3.1 Anything contained herein to the contrary notwithstanding this Agreement may be terminated and the transactions contemplated hereby abandoned at anytime prior to the Closing Date:

          14.3.1.1  by mutual written consent of SFI and Buyer;

          14.3.1.2 by SFI if any of the conditions set forth in Section 7.3.2 shall have become incapable of fulfillment and shall not have been waived by SFI; provided, however, that the party seeking termination pursuant to this subparagraph is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          14.3.1.3 by Buyer if any of the conditions set forth in Section 7.3.1.1, Section 7.3.1.2, Section 7.3.1.3, Section 7.3.1.4, Section 7.3.1.5, or
Section 7.3.1.6 shall have become incapable of fulfillment, and shall not have been waived by Buyer provided, however, that the party seeking termination pursuant to this subparagraph is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          14.3.1.4 by SFI or Buyer (A) if the Closing does not occur on or prior to February 28, 2002 or (B) the Sale Order has not been entered on or prior to September 30, 2001; provided, however, that the party seeking termination pursuant to this Section 14.3.1.4 is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          14.3.1.5  by Buyer if SFI breaches its covenants contained in Section
9.1 and fails to cure such breach within ten days after receiving written notice therefrom from Buyer;

          14.3.1.6 by either Buyer or SFI upon the entry of an order of the Court authorizing the sale of the Capital Stock, or any portion thereof, to a Person other than Buyer, and any such sale to a Person other than Buyer is closed prior to 2/28/2002;

          14.3.1.7 by either Buyer or SFI if the Cases are dismissed or converted to a Chapter 7 proceeding pursuant to the provisions of the Bankruptcy Code;

          14.3.1.8 by Buyer if the Interim Order is not entered on or prior to August 30, 2001;

          14.3.1.9 by Buyer if Buyer has not received, on or prior to the date on which the Court hears the motion for approval of the Interim Order, evidence, in a form reasonably satisfactory to Buyer (the "CREDITOR ASSURANCE"), that Harris Trust, as agent for the pre-petition secured creditors in the Cases, will support without reservation SFI's motion for the approval of the Interim Order; provided, that, Buyer's right to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 14.3.1.9 shall terminate in the event that the Interim Order, in a form substantially similar to the form attached hereto or such other form as is acceptable to Buyer, is entered.

     14.3.2 In the event of termination by SFI or Buyer pursuant to Section 14.3.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          14.3.2.1 Buyer shall return all documents and copies and other materials received from or on behalf of SFI relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to SFI;

          14.3.2.2 All confidential information received by Buyer with respect to the Assets, the Assumed Liabilities and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

          14.3.2.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Sections 9.7 and 11.1 relating to confidentiality, (ii)
Section 12.3 relating to publicity, (iii) Section 14.5 relating to certain expenses, (iv) Section 14.18 relating to dispute resolution, (v) this Section 14.3, (vi) the Facility Lease Agreement, (vii) the Marketing Agreement, and
(viii) the Factories Management Agreement. Nothing in this Section 14.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to the date of termination or, solely with respect to Sections 9.5, 9.6, 9.7 and 11.1, to impair the right of any party to compel specific performance by another party of its obligations under such Sections.

     14.4 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing and shall terminate at the close of business on the 15-month anniversary of the Closing Date; provided, however, that the representations and warranties provided in (i) Article VIII which specifically and expressly concern Great Lakes, Ragus or either of such companies respective business, assets, liabilities or operations shall survive the Closing and shall terminate at the close of business on the 15-month anniversary of the Great Lakes Stock Sale Closing Date, (ii) Section 8.2 with respect to title to assets and Section 8.3 with respect to Intellectual Property survive the Closing for a period of three (3) years and (ii) Section 8.8 with respect to taxes shall survive Closing for the period of the applicable statute of limitations for actions by a taxing authority against a taxpayer.

     14.5 Expense Reimbursement and Topping Fee. In the event that (i) SFI terminates this Agreement under Section 14.3.1.7; (ii) Buyer terminates this Agreement under Section 14.3.1.3 or Section 14.3.1.4 and SFI enters into a definitive agreement to sell or otherwise transfer the Capital Stock of the Company to a Person other than Buyer within 12 months of such termination, except in situations where Buyer has not been able to obtain financing adequate to cover the purchase contemplated in this Agreement on or before 2/28/2002; or
(iii) Buyer or SFI terminates this Agreement under Section 14.3.1.6; then SFI shall pay to Buyer an amount equal to (x) the amount of Buyer's reasonable, actual out-of-pocket costs and expenses actually incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, reasonable expenses of counsel, expenses of financial advisors, expenses of consultants not to exceed $500,000 (the amount of (x), the "EXPENSE REIMBURSEMENT AMOUNT") plus (y) a fee in the amount of $3,000,000 (the amount (y), the "TOPPING FEE"). In the event that this Agreement is terminated under any of the circumstances described in clauses (i), (ii) or (iii) of the preceding sentence, SFI shall pay the Expense Reimbursement Amount after this Agreement is terminated and within fifteen (15) days after written request therefore from Buyer which includes an itemized statement setting forth with reasonable specificity the costs, expenses and fees comprising the Expense Reimbursement Amount, and SFI shall pay the Topping Fee at and only upon a closing of a sale or transfer of the Capital Stock for aggregate consideration to SFI that is greater than the Closing Date Purchase Price.

     14.6 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in Section 12.6 or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     14.7 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding only if set forth in a writing instrument executed by all parties hereto referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     14.8 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy (with confirming copy sent by registered, certified or express mail or reputable overnight courier service), or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          if to Buyer,

          Michigan Sugar Beet Growers, Inc.
          485 Plaza North
          4800 Fashion Square Blvd.
          Saginaw, Michigan 48604
          Attention:  Richard E. Leach, Jr.
          Fax: 517-792-7165

          with a copy to:

          Randon W. Wilson
          Jones, Waldo, Holbrook & McDonough
          170 South Main, Suite 1500
          Salt Lake City, Utah 84101
          Fax: (801) 328-0537

          if to SFI,

          Imperial Sugar Company
          8016 Highway 90A, P.O. Box 9
          Sugar Land, Texas  77487
          Attention:  William F. Schwer,
                      Executive Vice President and General Counsel
          Fax:  281-490-9881

          with a copy to:

          James K. Austin
          Maury B. Rothschild
          Ellis, Painter, Ratterree & Bart LLP
          2 East Bryan Street, 10th Floor
          Savannah, Georgia  31412
          Fax:  912-233-2281

     14.9 Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

     14.10 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, both Buyer and SFI confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     14.11 Counterparts. This Agreement may be executed in any number of identical multiple counterparts and may be delivered by facsimile transmission (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties and delivered to the other party.

     14.12 Entire Agreement. This Agreement and the other agreements referred to herein (including the Ancillary Agreements and the Confidentiality Agreement) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

     14.13 Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of each and all of the Imperial Parties. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the transactions contemplated hereby. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

     14.14 Representation by counsel; Interpretation. The parties hereto each acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     14.15 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     14.16 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to its conflict of law principles).

     14.17 Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     14.18  Dispute Resolution.

          14.18.1 Negotiation. In the event of any dispute or disagreement between the parties hereto as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of any party, shall be referred to legal representatives of the parties for decision, each party being represented by a lawyer of its choice (the "Representatives"). The Representatives shall promptly meet in an agreed upon fashion in good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each party shall be free to exercise the remedies available to it under Section 14.18.2.

          14.18.2  Arbitration.   Any controversy, dispute or claim arising out
of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder (the "DISPUTE") that cannot be resolved by negotiation pursuant to Section 14.18.1 shall, except as otherwise provided in Section 7.2 with respect to matters to be settled pursuant to the procedure set forth in said Section 7.2, be settled exclusively by arbitration in the City of Chicago, Illinois, except in the event the parties elect for the dispute to be governed by the Court, as provided for in Section
14.18.3. Such arbitration will apply the laws of the State of Delaware and the Commercial Arbitration Rules of the American Arbitration Association to resolve the dispute. Such arbitration shall be conducted by three independent and impartial arbitrators, one of whom shall be appointed by SFI and one of whom shall be appointed by Buyer. The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced, at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accounts and other experts). No pre-arbitration discovery shall be permitted, except that the arbitrators shall have the power in their sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrators shall render their award within 90 days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to their Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. To the extent possible, the arbitration hearings and award shall be maintained in confidence. Notwithstanding anything to the contrary provided in this Section 14.18.2 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of this Agreement if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

          14.18.3 Resolution by the Court. In the event that a Dispute, as defined above, arises before the Cases, as defined herein, have been fully and finally resolved before the Court, as defined herein, the parties may mutually agree in writing to have the Dispute brought before the Court for resolution in lieu of arbitration as provided for in Section 14.18.2.


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                                       48

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                            IMPERIAL SUGAR COMPANY


                            By: /s/ James C. Kempner
                               __________________________________

                            Name: James C. Kempner
                                 ________________________________

                            Title: President - CEO
                                   _______________________________


                            SAVANNAH FOODS & INDUSTRIES, INC.


                            By: /s/ W.F. Schwer
                               __________________________________

                            Name: W.F. Schwer
                                 ________________________________

                            Title: Sr. Vice President
                                   _______________________________


                            MICHIGAN SUGAR COMPANY, INC.


                            By: /s/ W.F. Schwer
                               __________________________________

                            Name: W.F. Schwer
                                 ________________________________

                            Title: Sr. Vice President
                                   _______________________________



                            RAGUS HOLDINGS, INC.


                            By: /s/ W.F. Schwer
                               __________________________________

                            Name: W.F. Schwer
                                 ________________________________

                            Title: President
                                   _______________________________



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SIGNATURE PAGE]

                            MICHIGAN SUGAR BEET GROWERS, INC.


                            By: /s/ Richard J. Maurer
                               ___________________________________
                                Name: Richard J. Maurer
                                Title: Chairman of the Board

                       STOCK &  ASSET PURCHASE AGREEMENT


                               LIST OF EXHIBITS

Exhibit A:                  Marketing Agreement

Exhibit B:                  Facility Lease Agreement

Exhibit C:                  Factories Management Agreement

Exhibit D:                  Interim Order

Exhibit E:                  Security Agreement

Exhibit F:                  Royalty Free License to use the Caro Water
                            Processing Process

Exhibit G:                  Confidentiality Agreement

                       STOCK &  ASSET PURCHASE AGREEMENT

                               LIST OF SCHEDULES

Schedule 1.13:              Inventory Amount Formula

Schedule 1.17:              List of Products of the Company

Schedule 1.19:              Senior Secured Lenders of Imperial

Schedule 2.5:               Buyer's Senior Debt

Schedule 4.1:               Ragus Assets

Schedule 8.1.1: The Imperial Contracts (third party consent/approval required)

Schedule 8.1.2: SFI Contracts, Company Contracts, Great Lakes Contracts (third party consent/approval required)

Schedule 8.1.3: Ragus Contracts (third party consent/approval required)

Schedule 8.2.2:             Company Permitted Liens

Schedule 8.2.4:             Great Lakes Permitted Liens

Schedule 8.2.5:             Ragus Permitted Liens

Schedule 8.3:               Intellectual Property Issues

Schedule 8.4.1: Contracts/Agreements of the Company or Great Lakes outside ordinary course

Schedule 8.4.2:             Breach or default of any contracts listed on
                            Schedule 8.4.1

Schedule 8.5:               Litigation/decrees involving the Company or Great
                            Lakes

Schedule 8.6: Material changes in the business of the Company or Great Lakes

Schedule 8.7.1:             Food Safety Government Communications

Schedule 8.7.2: Licenses, permits and certificates other than licenses applicable to all businesses

Schedule 8.8:               Tax returns/reports

Schedule 8.11:              Company Employees and Great Lakes Employees

Schedule 8.14:              Financial Liabilities and obligations of the Company

Schedule 8.15:              Financial Liabilities and obligations of Great Lakes

Schedule 9.2:               Changes in Operations pending Closing - Company

Schedule 9.3:               Changes in Operations pending Sale - Great Lakes

Schedule 9.11.1:            Computer software and hardware

Schedule 9.11.2:            Computer software and hardware

Schedule 11.6:              Addendums to Ancillary Agreements

Schedule 12.10.2:           List of IDI Employees

Schedule 12.10.18:          Retiree Medical Obligations


       [THE FOLLOWING SCHEDULES ARE BEING PROVIDED AS OF AUGUST 10, 2001,
         AND MAY BE SUPPLEMENTED UP TO AND INCLUDING THE CLOSING DATE]

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